SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

CAPITAL AUTOMOTIVE REIT

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

April 5, 2002

Dear Shareholders:

      On behalf of the Board of Trustees and employees of Capital Automotive REIT, I cordially invite you to attend the 2002 Annual Meeting of Capital Automotive REIT’s shareholders. We will be holding the Annual Meeting on May 14, 2002 at 8:30 a.m. local time at The Ritz-Carlton Hotel of Tysons Corner, located at 1700 Tysons Boulevard, McLean, Virginia 22102.

      Enclosed with this letter is a Notice of the Annual Meeting of Shareholders, a Proxy Statement, a proxy card and a return envelope. Both the Notice of Annual Meeting and the Proxy Statement provide details of the business that we will conduct at the Annual Meeting and other information about us. Also enclosed with this letter is our Annual Report to Shareholders for the fiscal year ended December 31, 2001.

      At the 2002 Annual Meeting, we will ask you to:

•	Elect ten Trustees;

•	Approve amendments to our Amended 1998 Equity Incentive Plan;

•	Ratify the selection of Arthur Andersen LLP as independent accountants for the fiscal year ending December 31, 2002; and

•	Transact any other business that is properly presented at the Annual Meeting.

      You will notice reading the Proxy Statement that John E. Reilly, a Trustee of the Company since 1998, has decided not to stand for re-election. We recognize his outstanding and dedicated service and his invaluable contribution to the Company as a member of our Board of Trustees and Executive Compensation Committee. His keen insight into the automotive industry will be sorely missed by all members of the Board, as well as by all employees of the Company. We want to express our appreciation to Mr. Reilly for his service to the Board, and wish him well in the future.

      Whether or not you plan to attend the Annual Meeting, please sign, date and promptly return the proxy card in the enclosed prepaid return envelope. Your shares will be voted at the Annual Meeting in accordance with your proxy instructions. Of course, if you attend the Annual Meeting you may vote in person. If you plan to attend the meeting, please mark the appropriate box on the enclosed proxy card.

Sincerely,

John J. Pohanka
Chairman of the Board

YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT TO US.

Please Sign, Date and Return Your Proxy Card Before the Annual Meeting.

      If you have any questions about voting your shares, please contact Lisa M. Clements, Capital Automotive REIT, 1420 Spring Hill Road, Suite 525, McLean, Virginia 22102, telephone no. (703) 288-3075.

CAPITAL AUTOMOTIVE REIT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date: Tuesday, May 14, 2002
Time: 8:30 a.m. local time

Place:	The Ritz-Carlton Hotel of Tysons Corner

1700 Tysons Boulevard
McLean, Virginia 22102

Dear Shareholders:

      At the 2002 Annual Meeting, we will ask you to:

•	Elect ten Trustees;

•	Approve amendments to our Amended 1998 Equity Incentive Plan;

•	Ratify the selection of Arthur Andersen LLP as independent accountants for the fiscal year ending December 31, 2002; and

•	Transact any other business that is properly presented at the Annual Meeting.

      You will be able to vote your shares at the Annual Meeting if you were a shareholder of record at the close of business on March 12, 2002.

By Order of the Board of Trustees:

John M. Weaver
Secretary

April 5, 2002

YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT.

Please indicate your vote on the enclosed proxy card and return it in the enclosed envelope as soon as possible, even if you plan to attend the meeting.

If you have questions about voting your shares, please contact

Lisa M. Clements, Capital Automotive REIT, 1420 Spring Hill Road,
Suite 525, McLean, Virginia 22102, telephone no. (703) 288-3075

If you attend the meeting, you will be able to revoke your proxy and vote in person.

CAPITAL AUTOMOTIVE REIT

1420 Spring Hill Road, Suite 525
McLean, Virginia 22102

April 5, 2002

PROXY STATEMENT FOR ANNUAL MEETING

      This Proxy Statement provides information that you should read before you vote on the proposals that will be presented to you at the 2002 Annual Meeting of the Shareholders of Capital Automotive REIT (sometimes referred to as “Capital Automotive” or the “Company”). The 2002 Annual Meeting will be held on Tuesday, May 14, 2002 at 8:30 a.m. local time at The Ritz-Carlton Hotel of Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102.

      This Proxy Statement provides detailed information about the Annual Meeting, the proposals you will be asked to vote on at the Annual Meeting, and other relevant information.

      On April 5, 2002, we began mailing information to people who, according to our records, owned our common shares of beneficial interest at the close of business on March 12, 2002. We are mailing with that information a copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2001.

INFORMATION ABOUT THE 2002 ANNUAL MEETING AND VOTING
1. Election of Trustees
2. Approval of Amendments to the Amended 1998 Equity Incentive Plan
3. Ratification of Appointment of Arthur Andersen LLP as Independent Accountants
SHARE OWNERSHIP
THE BOARD OF TRUSTEES
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER INFORMATION

Information About the 2002 Annual Meeting and Voting	1

Proposals to be Presented at the Annual Meeting	2

1. Election of Trustees	2

2. Approval of Amendments to the Amended 1998 Equity Incentive Plan	3

3. Ratification of Appointment of Arthur Andersen LLP as Independent Accountants	8

Share Ownership	9

The Board of Trustees	11

Executive Officers	14

Executive Compensation	15

Executive Compensation Committee Report on Executive Compensation	19

Audit Committee Report	21

Certain Relationships and Related Transactions	21

Other Information	23

i

INFORMATION ABOUT THE 2002 ANNUAL MEETING AND VOTING

The Annual Meeting

      The Annual Meeting will be held on Tuesday, May 14, 2002 at 8:30 a.m. local time at The Ritz-Carlton Hotel of Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102.

This Proxy Solicitation

      We are sending you this Proxy Statement because our Board of Trustees is seeking a proxy to vote your shares at the Annual Meeting. This Proxy Statement is intended to assist you in deciding how to vote your shares. On April 5, 2002, we began mailing this Proxy Statement to all people who, according to our shareholder records, owned shares at the close of business on March 12, 2002.

      We are paying the cost of requesting these proxies. Our Trustees, officers and employees may request proxies in person or by telephone, mail, telecopy or letter. We will reimburse brokers and other nominees their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common shares.

Voting Your Shares

      You have one vote for each of our common shares that you owned of record at the close of business on March 12, 2002. The number of shares you own (and may vote at the Annual Meeting) is listed on the enclosed proxy card.

      You may vote your shares at the Annual Meeting either in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. Ballots for voting in person will be available at the Annual Meeting. To vote by proxy, you must complete and return the enclosed proxy card. By completing and returning the proxy card, you will be directing the persons designated on the proxy card to vote your shares at the Annual Meeting in accordance with the instructions you give on the proxy card.

If you decide to vote by proxy, your proxy card will be valid only if you sign, date and return it before the Annual Meeting.

      If you complete the proxy card but do not provide the voting instructions, then your shares will be voted FOR each of the Trustees identified on the proxy card, FOR approval of the amendments to the Amended 1998 Equity Incentive Plan, and FOR ratification of the selection of Arthur Andersen LLP as our independent accountants for the 2002 fiscal year.

Revoking Your Proxy

      If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy in any one of three ways:

•	You may notify our Secretary in writing that you wish to revoke your proxy.

•	You may submit a proxy dated later than your original proxy.

•	You may attend the Annual Meeting and vote by ballot. Merely attending the Annual Meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the proxy.

Vote Required for Approval

Proposal 1: Election of Ten Trustees	The 10 nominees for Trustee who receive the most votes will be elected. If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either for or against the nominee.

Proposal 2: Approval of Amendments to the Amended 1998 Equity Incentive Plan	The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the amendments to the Amended 1998 Equity Incentive Plan. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

Proposal 3: Ratification of Selection of Independent Accountants	The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of independent accountants. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT TO US.

      If you hold your shares with a broker and you do not tell your broker how to vote, your broker has the authority to vote on your behalf for all three Proposals.

      Quorum. On the record date for the Annual Meeting, March 12, 2002, there were 26,692,208 shares issued and outstanding. A “quorum” must be present at the Annual Meeting in order to transact business. A quorum will be present if 13,346,105 shares are represented at the Annual Meeting, either in person (by the shareholders) or by proxy. If a quorum is not present, a vote cannot occur. In deciding whether a quorum is present, abstentions and any broker non-votes will be counted as shares that are represented at the Annual Meeting.

Additional Information

      Our Annual Report to Shareholders for the fiscal year ended December 31, 2001, including consolidated financial statements, is being mailed to all shareholders entitled to vote at the Annual Meeting together with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. The Annual Report tells you how to get additional information about us.

PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING

      We will present the following three proposals at the Annual Meeting. We have described in this proxy statement all the proposals that we expect will be made at the Annual Meeting. If a shareholder or we properly present any other proposal to the meeting after February 18, 2002, we will, to the extent permitted by applicable law, use your proxy to vote your shares on the proposal in our best judgment.

1.     Election of Trustees

      Our Board of Trustees currently consists of 10 trustees. John E. Reilly, a Trustee since 1998, is retiring from the Board effective as of the date of the Annual Meeting. The nominees for election to the Board of Trustees are:

John E. Anderson
Thomas D. Eckert
Craig L. Fuller
David Gladstone
William E. Hoglund
R. Michael McCullough
Lee P. Munder
John J. Pohanka

Robert M. Rosenthal
Vincent A. Sheehy

      Each Trustee will be elected to serve for a one-year term, or until his replacement is elected and qualifies or until his earlier resignation or removal. Nine of the 10 nominees are presently members of the Board of Trustees and have consented to serve as a Trustee if re-elected. The 10th nominee, John E. Anderson, is being nominated for the first time. More detailed information about each of the nominees is available in the section of this booklet titled “The Board of Trustees,” which begins on page 11.

      If any of the nominees cannot serve for any reason, the Board of Trustees may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. The Board of Trustees may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board. Proxies for the Annual Meeting may not be voted for more than 10 nominees.

      The Board of Trustees unanimously recommends that you vote FOR these Trustees.

2.     Approval of Amendments to the Amended 1998 Equity Incentive Plan

General

      In connection with our initial public offering of common shares in February 1998, the Board of Trustees adopted, and our shareholders approved, the 1998 Equity Incentive Plan to provide equity compensation to employees, officers, Trustees, and service providers of Capital Automotive or Capital Automotive L.P., of which Capital Automotive is the sole general partner (the “Partnership”). The plan was subsequently amended in May 1999. The current plan provides for grants of options to purchase a specified number of common shares or grants of common shares, which may or may not be restricted shares, and grants of phantom shares. Under the current plan, the total number of shares available for grant is 3,771,344.

Proposed Amendments

      The Board of Trustees approved an amendment and restatement of the current plan on February 12, 2002 (the “Plan”), subject to shareholder approval. The Plan increases the number of shares available for grant from 3,771,344 to 5,071,344. As of March 12, 2002, we had granted approximately 96% or 3,607,281 of the common shares available for grant under the current plan. We encourage Trustees, officers and employees to own common shares so that they have a vested interest in our success and their interests are aligned with those of our shareholders. The Board of Trustees believes that the increase in shares available for grant under the Plan and other changes to the Plan, as further described below, are necessary at this time to ensure that we will be able to offer appropriate share-based compensation to attract and retain qualified employees, officers and Trustees. The Board believes that the amendments provide additional flexibility and clarification to the Plan. The administrator of the Plan will continue to look at the total compensation package for each employee, and the policies underlying our long-term compensation goals when granting awards under the Plan. (The term “Administrator” will cover whichever body is administering the Plan.)

      In addition, the Plan would make other substantive changes. The Plan would:

•	permit consultants providing bona fide services to Capital Automotive to participate generally on the same basis as employees;

•	permit share appreciation rights (“SARS”) to be issued under the Plan;

•	prohibit any “repricing” program that would result in any decrease to the exercise price of any outstanding options granted under the Plan, without shareholder approval;

•	clarify that the existence of any outstanding awards shall not affect in any way our right or power to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in our capital structure or business, including any merger or consolidation, sale of assets or issuance of securities;

•	provide that, upon a participant’s death or disability, any unvested awards will become vested to the extent of the ratio of the number of days of employment since the date of grant of the award and the total number of days of employment otherwise required for the grant to fully vest;

•	permit, at the Administrator’s option, the payment of dividend equivalents on option grants; and

•	permit options (other than incentive stock options (“ISOs”)) to be transferred for no consideration to, or for the benefit of, members of the participant’s family (including to a family trust or family partnership).

      The Plan would also eliminate or amend several provisions of the current plan to reflect current law and practice, and make several clarifying changes. What follows is a summary of the Plan as it will be if the shareholders approve the Plan. We intend for this to be a fair and complete summary of the Plan, but we are also attaching the full text of the Plan as Appendix A, which governs.

Summary of the Plan

      Purpose and Scope. We have used and intend to use the Plan to recruit, reward and retain Trustees, officers, employees and consultants. Under the Plan, the Board’s Executive Compensation Committee, as Administrator, may grant options and other interests for up to 5,071,344 common shares. (As with the other numbers in this section of the Proxy Statement, the limit will change to reflect any changes in the number of our common shares if we issue share dividends, split our shares or make other specified changes.)

      Plan Administration. The Plan authorizes the Executive Compensation Committee, as Administrator, to administer the plan, unless the Board chooses to do so. The Executive Compensation Committee consists of two or more Trustees. It is intended but not required that the Trustees appointed to serve on the Committee be “non-employee directors” (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934) and “outside directors” (within the meaning of Section 162(m) of the Code). The Administrator’s authority includes granting options to purchase common shares; granting or selling shares for a nominal price, with or without certain restrictions; selling share-related instruments at a discount (“phantom shares,” discussed further below); granting or selling SARS, discussed further below; determining which options are ISOs and which are nonqualified stock options (“NQSOs”); determining the exercise price of the options granted; and exercising broad discretion to set or amend other terms.

      Participants. The Administrator may grant options, shares, phantom shares or SARS to employees, officers, Trustees and consultants, which total approximately 35 persons as of March 12, 2002. (We will refer to persons who receive options as “optionees,” and persons who receive either options, restricted shares, phantom shares or SARS as “participants,” and persons who are eligible to receive options, restricted shares, phantom shares or SARS as “eligible participants”). The Administrator may also grant options or other awards to replace awards granted outside the Plan, including situations where we have acquired or merged with another entity. A consultant must be a natural person who provides bona fide services other than as an employee to Capital Automotive, its eligible subsidiaries or the Partnership.

      Options. The Administrator can grant options (the right to purchase shares at a fixed price for up to a fixed length of time) to eligible participants. Those options can be either NQSOs or ISOs. The primary difference between the two forms is that stricter tax rules and limits apply to ISOs.

      ISO Limits. Four limits apply to ISOs under the Plan. The first is that ISO treatment is limited based on when the options first become exercisable—only the first $100,000 in common shares (valued as of the date of grant) that becomes exercisable under an individual’s ISOs in a given year will receive ISO tax treatment. The second limitation is that the option price must at least equal 100% of the fair market value of the shares on the date of grant of the option. The third limitation is that the option price for shareholders holding 10% or more of the outstanding common shares must at least equal 110% of the fair market value of the common shares. The fourth limitation is that an optionee cannot receive ISOs covering more than 150,000 common shares in any calendar year.

      NQSO and Other Limits. Under the Plan, the Administrator cannot grant NQSOs, restricted shares, phantom shares or SARS for more than 500,000 shares per individual in any calendar year. Counting against this number would be any NQSOs, restricted shares, or phantom shares granted in a year that expire or that the Administrator replaces within the same year. The Plan has an individual limit to assist compliance with the tax rule described below that may limit executive compensation deductions.

      Option Price. The exercise price for all options (the price someone must pay for a common share) is the market price when granted. (As of March 12, 2002, the fair market value as defined in the Plan was $21.86 per share, based on that day’s closing price on the Nasdaq National Market.) We do not receive separate consideration for the granting of options, other than the services the optionees provide, but will receive nominal consideration for share grants and a portion of the fair market value for phantom shares. The exercise price of an outstanding option cannot be decreased in connection with a repricing program without shareholder approval.

      Option Exercise and Transfer Restrictions. The Plan provides special restrictions on issuing shares if the issuance could cause us to fail to qualify as a real estate investment trust or otherwise violate our Declaration of Trust, without regard to potential adverse effects on optionees. Except as the terms of the option otherwise provide, an optionee employee, consultant or Trustee can normally only exercise an option while affiliates with us and for 90 days after employment, consultancy or Trustee relationship ends. If a former employee or consultant violates an agreement not to compete with us, his options will then expire. If an optionee becomes disabled or dies, he or his estate will have up to 12 months to exercise the option. An optionee cannot transfer his options other than to someone after death, or, with respect to NQSOs only, with the approval of the Administrator, to members of the optionee’s immediate family (including a family trust or family partnership).

      Trustee Formula Options. The Plan provides for an automatic grant of an NQSO for 15,000 shares when a non-employee Trustee first joins the Board. These formula options become exercisable one-third six months after the grant, another third a year after the grant, and the final third two years after the grant. These options expire if not already exercisable when a Trustee leaves the Board. The Plan also adds the ability for the Administrator to make discretionary grants of other awards under the plan to Trustees, and those can be under different terms than the formula options.

      Option Expiration. Options will terminate no later than 10 years after their date of grant. However, options intended to be ISOs under the Plan will expire no later than five years after the date of grant if the optionee owns (or is treated as owning) more than 10% of the outstanding shares. The Administrator may not grant options under the Plan after February 19, 2008.

      Shares Grants. As noted above, the Administrator can issue shares, which may or may not be restricted shares, to eligible participants for par or some other payment. If the shares are restricted shares, the Administrator can impose performance targets or time periods or other restrictions before the shares may vest.

      Phantom Shares. The Plan also authorizes the Administrator to grant or sell phantom shares to eligible participants for compensation. The Board has used that authority to establish a management deferred compensation/retention plan under which it requires some executives to defer a minimum of 20% of their annual cash bonuses into phantom shares and permits the executives to defer an additional portion of their bonuses the same way. (Phantom shares keep track of the value of actual shares but do not represent actually issued shares, although a participant may receive payment in the form of shares in lieu of cash). The Administrator will impose work-related restrictions on the circumstances in which the participants can receive payment under the phantom shares.

      SARS. The Plan also authorizes the Administrator to grant or sell SARs to eligible participants. (SARs keep track of the increase in the value of actual shares from the date of grant. They do not represent actually issued shares, although a participant may receive payment in the form of shares in lieu of cash.) The Administrator will impose work-related restrictions on the circumstances in which the employees can receive payment under the SARs.

      Effects of Changes of Control. The Plan provides that, unless the Administrator provides otherwise, option and SAR exercisability will accelerate and restrictions on share grants will lapse if certain events occur. These “Changes of Control” generally occur if (i) a person, entity or group acquires more than 40% of our total outstanding shares, (ii) we merge with another entity, unless pre-merger shareholders hold at least 60% of the combined voting power of securities after the merger, or (iii) the shareholders approve liquidation or dissolution or sale of all or substantially all of our assets, and that approved action occurs. In addition, unless the Administrator provides otherwise, option and SAR exercisability will accelerate and restrictions on share grants will lapse if we merge with another entity where the transaction does not qualify as a Change of Control and we are not the surviving entity, unless provision is made in writing in connection with the transaction either (i) for the assumption or continuation of outstanding awards or (ii) for the substitution for such awards of awards covering the stock or securities of the surviving entity or a parent or subsidiary of such surviving entity, with appropriate adjustments as to the number and kind of shares of stock or securities and prices, in which event the awards will continue in the manner and under the terms so provided. In either case, participants will have some reasonable period of time before the transaction occurs to exercise options or take other actions with respect to the awards (including options and awards that have not already become exercisable or nonforfeitable) after which time the options and awards will terminate.

      Amendments and Termination. The Board may at any time suspend, terminate, modify or amend the Plan, provided that no amendment to the Plan that increases the aggregate number of shares that the Plan may issue under ISOs or changes the employees or consultants, or class of employees or consultants, who may receive ISOs may become effective unless it is approved within one year in accordance with applicable law by our shareholders. No suspension, termination, modification or amendment of the plan may adversely affect any award previously granted, unless the participant consents.

Tax Consequences

      This section summarizes the general principles of current federal income tax law applicable to the purchase of shares under the Plan. While we believe that the description accurately summarizes existing provisions of the Code, and its legislative history and regulations, and the applicable administrative and judicial interpretations, these statements are only summaries, and the rules in question are quite detailed and complicated. Moreover, legislative, administrative, regulatory or judicial changes or interpretations may occur that would modify such statements. Individual financial situations may vary, and state and local tax consequences may be significant. Therefore, no one should act based on this description without consulting his own tax advisors concerning the tax consequences of purchasing shares under the Plan and the disposing of those shares. In addition, different rules may apply if the optionee is subject to foreign tax laws or pays the exercise price using shares he already owns.

      NQSOs. An optionee will not be taxed when he receives an NQSO. When he exercises an NQSO, he will generally owe taxes on ordinary income on the difference between the value of the shares he receives and the price he pays, with the “spread” treated like additional salary for an employee. He may then owe taxes again if and when he sells the shares. That tax would be on the difference between the price he received for the shares and his “basis,” which is the sum of the price he originally paid plus the value of the shares on which he originally paid income taxes. Depending upon how long he held the shares before selling, he may be eligible for favorable tax rates for certain kinds of capital gains. In addition, the Partnership will receive an income tax deduction for any amounts of “ordinary income” to him.

      ISOs. An optionee will not be taxed when he receives an ISO and will not be taxed when he exercises the ISO, unless he is subject to the alternative minimum tax (“AMT”). If he holds the shares purchased upon exercise of the ISO (the “ISO Shares”) for more than one year after the date he exercised the option and for more than two years after the option grant date, he generally will realize long-term capital gain or loss (rather than ordinary income or loss) when he sells or otherwise disposes of the ISO Shares. This gain or loss will equal the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

      If the optionee sells the ISO Shares in a “disqualifying disposition” (that is, within one year from the date he exercises the ISO or within two years from the date of the ISO grant), he generally will recognize ordinary compensation income equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the price he paid or (ii) the amount he realized on the sale. For a gift or another disqualifying disposition where a loss, if sustained, would not usually be recognized, he will recognize ordinary income equal to the fair market value of the shares on the date of exercise minus the price he paid. Any amount realized on a disqualifying disposition that exceeds the amount treated as ordinary compensation income (or any loss realized) will be a long-term or a short-term capital gain (or loss), depending, under current law, on whether he held the shares for at least 12 months. The Partnership can generally take a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income he recognizes but cannot deduct the amount of the capital gain.

      Alternative Minimum Tax. The difference between the exercise price and the fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of the AMT. The AMT (imposed to the extent it exceeds the taxpayer’s regular tax) is a certain percentage of an individual taxpayer’s alternative minimum taxable income that is lower than the regular tax rates but covers more income. Taxpayers determine their alternative minimum taxable income by adjusting regular taxable income for certain items, increasing that income by certain tax preference items, and reducing this amount by the applicable exemption amount. If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced when the taxpayer sells the ISO Shares by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

      Restricted Share Awards. If a participant receives a Restricted Share award, he will include the amount of the award in income as compensation at the time that any forfeiture restrictions on such shares lapse unless he has already made an election under Section 83(b) of the Code (an “83(b) election,” discussed below). He will include in income the fair market value of the shares on the date that the restrictions lapse as to those shares, less any purchase price he paid for such shares. He will treat the included amount as ordinary income, and it will be subject to withholding by the Partnership (either by payment in cash or withholding out of the award), and the Partnership can deduct the amount of the income.

      If he makes an 83(b) election, he will include in income as ordinary income the fair market value of the shares on the date of receipt of the award, less any purchase price paid for such shares. The income will be subject to withholding by the Partnership (either by payment in cash or withholding out of the award), and the Partnership can deduct the amount of the income. If the award is subsequently forfeited, the participant will not receive any deduction for the amount treated as ordinary income. Upon resale of any shares he received, he can treat any subsequent appreciation or depreciation in the value of the shares as capital gain or loss.

      Phantom Shares and SARS. The phantom shares and SARs typically represent deferred compensation. The participant would not ordinarily be taxed until he actually receives payment under the phantom shares or SARs. At that time, he would have ordinary compensation income, and the Partnership would have a deduction.

      Potential Limitation on Company Deductions. Code Section 162(m) denies a deduction to any publicly held corporation for compensation it pays to certain employees in a taxable year to the extent that compensation exceeds $1.0 million for a covered employee. It is possible that compensation attributable to awards under the Plan, when combined with all other types of compensation a covered employee receives for the year from the Partnership, may cause this limitation to be exceeded in any particular year.

      The tax rules disregard certain kinds of compensation, including qualified “performance-based compensation,” for purposes of the deduction limitation. Compensation attributable to share options will qualify as performance-based compensation, provided that: (i) the plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period; (ii) the shareholders approve that per-employee limitation; (iii) the option is granted by a compensation committee with voting members comprised solely of “outside trustees or directors;” and (iv) either the exercise price of the option is at least equal to the fair market value of the shares on the date of grant, or the option is granted (or exercisable) only upon the achievement (as certified by the compensation committee) of an objective performance goal established by the compensation committee while the outcome is substantially uncertain.

Awards Previously Granted

      As of March 12, 2002, there were 3,178,306 stock options granted under the current plan. In addition, as of March 12, 2002, we had granted 288,514 restricted shares and 140,461 phantom shares under the current plan. Information regarding grants to certain executive officers under the current plan in 2001 is set forth under “Executive Compensation — Summary Compensation Table,” and information regarding option exercises by certain executive officers is set forth under “Executive Compensation — Aggregated Option Exercises in Last Fiscal Year, and Fiscal Year-End Share Option Values.”

      The Board of Trustees unanimously recommends that you vote FOR the amendments to the Amended 1998 Equity Incentive Plan.

3.     Ratification of Appointment of Arthur Andersen LLP as Independent Accountants

      Arthur Andersen LLP has served as our independent accountants since our inception in 1997. The Audit Committee and the Board of Trustees currently believe that we should continue this relationship and have appointed Arthur Andersen to continue as our independent accountants for the fiscal year ending December 31, 2002. In the event that the shareholders do not ratify this appointment by the requisite vote, the Audit Committee and the Board of Trustees will reconsider its appointment of Arthur Andersen LLP. In light of the recent, highly publicized developments concerning Arthur Andersen, the Audit Committee and the Board of Trustees will continuously review the engagement of Arthur Andersen and may elect, based on circumstances existing at that time, to appoint an accounting firm other than Arthur Andersen LLP to serve as our independent accountant for the fiscal year ending December 31, 2002.

      One or more representatives of Arthur Andersen LLP will be available at the Annual Meeting to answer your questions and make a statement if they desire.

      Fiscal 2001 Audit Firm Fee Summary. During fiscal year 2001, we retained our principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

Audit Fees	$94,000

Financial Information Systems Design and Implementation Fees	—
All Other Fees

Audit-related*	77,750

Tax services	75,345

Subtotal	$153,095

Total	$247,095

*	Audit related fees include accounting consultation, assistance with registration statements, comfort letters and consents.

     The Audit Committee has determined that the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

      The Board of Trustees unanimously recommends that you vote FOR ratification of the appointment of Arthur Andersen LLP as our independent auditors for our fiscal year ending December 31, 2002.

SHARE OWNERSHIP

      There were 26,692,208 common shares issued and outstanding on March 12, 2002. The following table shows how many shares (including certain securities that are redeemable, convertible or exercisable for shares) on a fully converted basis were owned on March 12, 2002 (unless otherwise indicated in a footnote) by (1) each person who owned more than 5% of the issued and outstanding shares on a fully converted basis, (2) each of our Trustees, (3) our Chief Executive Officer, and (4) each of the other executive officers of the Company. The table also shows how many shares (calculated on the basis described below) were owned by all of our Trustees and executive officers together. For purposes of this table, “fully converted basis” means common shares and securities redeemable or exercisable for common shares that are currently redeemable or exercisable or that will become redeemable or exercisable within 60 days of March 12, 2002. The number of shares set forth below includes the number of (A) common shares the person holds, (B) common shares the person could receive (if we elect to issue shares (on a one-for-one basis) rather than pay cash) upon redemption of units of the Partnership held by the person, (C) common shares the person could receive on exercise of options for shares held by the person that are exercisable within 60 days of March 12, 2002, (D) common shares the person could receive upon the vesting of restricted shares held by the person that vest within 60 days of March 12, 2002, and (E) common shares the person could receive upon the vesting of phantom shares held by the person that vest within 60 days of March 12, 2002. The owners have sole voting and investment power unless otherwise indicated. The address of the Trustees and the executive officers is c/o Capital Automotive REIT, 1420 Spring Hill Road, Suite 525, McLean, Virginia 22102.

	Number of	Percent
Name and Address of Beneficial Owner	Shares	of Shares

Robert M. Rosenthal (1)	3,339,993	11.12%
Wallace R. Weitz and Company (2)
1125 South 103 Street, Suite 600

Omaha, Nebraska 68124-6008	2,140,000	8.02%
NewSouth Capital Management, Inc. (3)
1000 Ridgeway Loop Road, Suite 233

Memphis, Tennessee 38120	1,988,632	7.45%

John J. Pohanka (4)	1,414,352	5.15%

Thomas D. Eckert (5)	1,348,913	4.84%

David S. Kay (6)	559,899	2.06%

Peter C. Staaf (7)	217,236	*

John M. Weaver (8)	174,491	*

Vincent A. Sheehy (9)	123,800	*

Lee P. Munder (10)	70,000	*

Craig L. Fuller (10)	32,482	*

William E. Hoglund (10)	27,150	*

R. Michael McCullough (11)	26,000	*

John E. Reilly (10)(12)	26,000	*

David Gladstone (10)	25,000	*

Jay M. Ferriero	—	*

All Executive Officers and Trustees as a Group (14 Persons)	7,385,316	22.27%

*	Less than 1%.

(1)	Mr. Rosenthal’s ownership includes his direct and indirect ownership of common shares of the Company and units of the Partnership. The number of shares and units owned is based on a report on Schedule 13G/ A filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2002, as updated by representations of Mr. Rosenthal as of January 23, 2002. Mr. Rosenthal has sole voting and investment power directly over 703,795 units of the Partnership and one common share. The balance of the units of the Partnership are held as follows: 106,425 units held by Marion Rosenthal, his spouse; 28,000 units held by Mr. Rosenthal and his spouse as tenants by the entirety; 144,619 units held by 750 North Glebe Road Limited Partnership, of which Mr. Rosenthal is general partner; 182,887 units held by 3400 Columbia Pike Limited Partnership, of which Mr. Rosenthal is general partner; 286,518 units held by R.P. Gaithersburg Limited Partnership, of which Mr. Rosenthal is general partner; and 1,578,940 units held by 8525 Leesburg Pike Limited Partnership, of which Mr. Rosenthal is general partner. In addition, Mr. Rosenthal has sole voting and investment power over currently exercisable options for 10,000 common shares. Mr. Rosenthal disclaims voting and investment power over 298,808 units held by relatives not living in his home or held by employees of entities that he controls.

(2)	Number of shares owned is based on a report on Schedule 13G/ A filed with the SEC on February 4, 2002.

(3)	Number of shares owned is based on a report on Schedule 13G/ A filed with the SEC on February 14, 2002.

(4)	Mr. Pohanka’s ownership includes his direct and indirect ownership of common shares of the Company and units of the Partnership. The number of shares and units owned is based on a report on Schedule 13G/ A filed with the SEC on January 16, 2002, as updated by representations of Mr. Pohanka as of January 18, 2002. Mr. Pohanka has sole voting and investment power directly over currently exercisable options for 10,000 common shares. The balance of the common shares and units are held as follows: 5,250 common shares held by Pohanka Grandchildren Trust; 616,239 common shares and 774,462 units held by Pohanka Properties, Inc.; and 8,400 common shares held by Pohanka Imports, Inc. The Pohanka Grandchildren Trust, of which John J. Pohanka is the Trustee, has sole voting and investment power over its 5,250 common shares. Pohanka Properties, Inc., of which John J. Pohanka is President, has sole voting and investment power over its 616,239 common shares, Pohanka Properties, Inc. shares investment power over the 774,462 units. Pohanka Imports, Inc., of which John J. Pohanka is the President, has sole voting and investment power over its 8,400 common shares. Mr. Pohanka disclaims beneficial ownership of 7,000 common shares held by his spouse. Includes one common share not reported on Schedule 13G.

(5)	Includes currently exercisable options for 1,190,581 common shares. Mr. Eckert has shared voting and investment power with his spouse over 107,527 common shares.

(6)	Includes currently exercisable options for 541,219 common shares. Mr. Kay has shared voting and investment power with his spouse over 18,679 common shares.

(7)	Includes currently exercisable options for 184,493 common shares. Mr. Staaf has shared voting and investment power with his spouse over 8,223 common shares.

(8)	Includes currently exercisable options for 160,493 common shares. Mr. Weaver has shared voting and investment power with his spouse over 150 common shares.

(9)	Includes currently exercisable options for 25,000 common shares. Mr. Sheehy has sole voting and investment power directly over 10,000 units. Mr. Sheehy’s ownership also includes the indirect ownership of 88,800 units held by Sheehy Investments Two, L.L.C., of which Mr. Sheehy is a limited partner with an 18% pecuniary interest.

(10)	Includes currently exercisable options for 25,000 common shares.

(11)	Includes currently exercisable options for 25,000 common shares. Mr. McCullough has shared voting and investment power with his spouse over 1,000 common shares.

(12)	Mr. Reilly, a Trustee of the Company since 1998, is retiring from the Board and is not standing for re-election.

THE BOARD OF TRUSTEES

      The following table and biographical descriptions set forth the name, age and principal occupations during the past five years for each nominee, and the positions they currently hold with us. The information is as of March 12, 2002 unless otherwise indicated.

Name	Age	Position	Trustee Since

John J. Pohanka (1)(2)	73	Chairman of the Board of Trustees	February 1998

John E. Anderson	84	Trustee (Nominated)	N/A

Thomas D. Eckert (1)	54	President and Chief Executive Officer and Trustee	October 1997

Craig L. Fuller (3)	51	Trustee	April 1998

David Gladstone (1)(4)	59	Trustee	May 1999

William E. Hoglund (3)(4)	67	Trustee	February 1998

R. Michael McCullough (1)(4)	63	Trustee	April 1998

Lee P. Munder (1)	56	Trustee	April 1998

Robert M. Rosenthal	74	Trustee	February 1998

Vincent A. Sheehy (4)	43	Trustee	April 1998

(1)	Member of the Executive Committee

(2)	Non-voting advisor to the Executive Compensation Committee

(3)	Member of the Executive Compensation Committee

(4)	Member of the Audit Committee

     John J. Pohanka is the Chairman of our Board of Trustees. Mr. Pohanka has been involved in the automotive industry for over 50 years and is also the Chairman of the Pohanka Automotive Group, a position he has held for more than the past five years. Founded in 1919, the Pohanka Automotive Group is currently comprised of 17 dealerships, each of which is located in the greater Washington, D.C. Metropolitan Area. The Pohanka Automotive Group’s dealerships have received numerous awards, including the Time Magazine Quality Dealer Award. Mr. Pohanka has been active in a number of national and local industry and business groups during his career, including having served as a past President of the National Automobile Dealers Association (NADA), a past President of the National Capitol Area Automotive Trade Association and a past Chairman of the National Institute for Automotive Service Excellence, a group which he co-founded.

      John E. Anderson is a new nominee to the Board of Trustees. For over 40 years, Mr. Anderson has been the President of TOPA Equities, Ltd. TOPA Equities currently owns 16 franchised automotive dealerships, and Mr. Anderson has been active in the automotive retail industry since 1984. Since 1984, Mr. Anderson has also been the Chairman of Kayne Anderson Rudnick Investment Management. Mr. Anderson is a successful attorney, entrepreneur and real estate investor. In 1987, the UCLA Graduate School of Management was renamed the John E. Anderson School of Management at UCLA in honor of Mr. Anderson’s numerous contributions to the University. Mr. Anderson is a well-known philanthropist with a distinguished record of service to Southern California in the areas of education, healthcare, and cultural enrichment, including contributions to institutions such as UCLA, Children’s Hospital of Los Angeles, and the YMCA of Metropolitan Los Angeles.

      Thomas D. Eckert is our President and Chief Executive Officer and is a member of the Board of Trustees. Mr. Eckert formed Capital Automotive in October 1997. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, the largest homebuilding firm in the U.S. serving most recently as President of Pulte’s Mid-Atlantic Region. Prior to working at Pulte, Mr. Eckert spent over seven years with the public accounting firm of Arthur Andersen LLP. Mr. Eckert is a former director of PHM Mortgage Company and the Celotex Corporation, and he is a current director of the Munder Funds, a $10 billion mutual fund group.

      Craig L. Fuller has served as a member of our Board of Trustees since April 22, 1998. From November 1999 to present, Mr. Fuller has served as President and Chief Executive Officer of the National Association of Chain Drug Stores. From June 1996 to October 30, 1999, Mr. Fuller served as the Managing Director of

Korn/ Ferry International, an executive recruiting firm. Prior to joining Korn/ Ferry International, he was the Vice Chairman of the public relations and consulting firm of Burson-Marsteller from December 1995 to June 1996, and he was the Chairman of the Fuller Company, a political consulting firm, from May 1995 to December 1995. From January 1992 until May 1995, Mr. Fuller served as a Senior Vice President in the Corporate Affairs Division of Philip Morris Companies, Inc.

      David Gladstone has served as a member of our Board of Trustees since May 7, 1999. Mr. Gladstone is the founder of Gladstone Capital Corporation, and has been its Chairman and Chief Executive Officer since its inception in May 2001. Prior to founding Gladstone Capital Corporation, Mr. Gladstone served as Chairman or Vice-Chairman of the Board of American Capital Strategies, a publicly traded leveraged buy-out fund and mezzanine debt finance company, from June 1997 to August 2001. Mr. Gladstone has also been the Chairman and Chief Executive Officer of Coastal Berry Company, a large agricultural business, since June 1997. From 1992 to March 1997, Mr. Gladstone served as a director, president and chief executive officer of Business Mortgage Investors, a private mortgage REIT managed by Allied Capital Advisors, Inc. From 1974 to March 1997, Mr. Gladstone served in various positions at Allied Capital Corporation, including Chairman and Chief Executive Officer. In addition, Mr. Gladstone is a Trustee Emeritus of George Washington University, a past member of the Listings and Hearing Committee at the National Association of Securities Dealers, Inc. and a former director of Riggs National Corporation.

      William E. Hoglund has served as a member of our Board of Trustees since February 11, 1998. From 1956 until his retirement in 1994, Mr. Hoglund was employed by General Motors Corporation. At the time of his retirement in 1994, Mr. Hoglund was serving as an Executive Vice President and member of the General Motors Corporation Board of Directors. His previous assignments at General Motors Corporation included serving as Corporate Comptroller, Chief Financial Officer, President of Saturn, General Manager of the Pontiac Division, and Group Executive for the Buick-Oldsmobile-Cadillac Group. Currently, Mr. Hoglund is a director of the MeadWestvaco Corporation and the Sloan Foundation.

      R. Michael McCullough has served as a member of our Board of Trustees since April 22, 1998. Mr. McCullough was employed by Booz, Allen & Hamilton Inc. from 1965 through 1996. He was the Chairman and Chief Executive Officer of Booz, Allen & Hamilton Inc. from 1984 to 1992. From 1992 until his retirement in 1996, Mr. McCullough was the Senior Chairman of Booz, Allen & Hamilton Inc. Currently, Mr. McCullough is a Director of Watson Wyatt Worldwide and the National Rehabilitation Hospital. Mr. McCullough was previously a director of Charles E. Smith Residential Realty, Inc. Mr. McCullough is also Chairman of the Suburban Hospital Foundation.

      Lee P. Munder has served as a member of our Board of Trustees since April 22, 1998. Since March 2000, Mr. Munder has been Chairman of Lee Munder Investments Ltd., an investment advisory firm. Since August 2000, Mr. Munder has been Chairman of Lee Munder Capital Group, L.P., a holding company for diversified financial services and Chairman of LMCG Funds. From 1985 to February 2000, Mr. Munder was Chairman of Munder Capital Management, an investment advisory firm.

      Robert M. Rosenthal has served as a member of our Board of Trustees since February 11, 1998. Mr. Rosenthal has been the Chairman of the Rosenthal Automotive Organization since 1954. Mr. Rosenthal has been involved in the automotive industry for over 50 years and during that time has founded more than 35 dealerships. He is currently a Director of the Metropolitan Washington Airport Authority and First Virginia Bank. Rosenthal Automotive is currently comprised of 15 dealerships located in the greater Washington, D.C. metropolitan area. Rosenthal Automotive Organization has received numerous awards including a Time Magazine Quality Dealer Award and the Award of Distinction from Sports Illustrated and the American International Automobile Dealer Association. He has served as past President of the Washington Area New Automobile Dealers Association.

      Vincent A. Sheehy has served as a member of our Board of Trustees since April 22, 1998. Mr. Sheehy has been the President of Sheehy Auto Stores since July 1, 1998. From 1991 to present, Mr. Sheehy has owned and/or acted as General Manager or President of various Sheehy dealerships. Mr. Sheehy is a member of the Nissan National Dealer Advisory Board and is a member of the Nissan National Dealer Product

Committee. Mr. Sheehy is a Director of the Virginia Automobile Dealers Association and Vice Chairman of the Washington Area New Automobile Dealers Association.

      In addition, John E. Reilly, 75, a Trustee of the Company since February 1998 and Chairman of our Executive Compensation Committee is retiring from the Board and is not standing for re-election. As a result, Mr. Reilly is leaving the Board effective as of the date of the Annual Meeting.

Board Organization and Meetings

      Board of Trustees. We are currently managed by a ten-member Board of Trustees. The Board of Trustees met six times in the fiscal year ended December 31, 2001. Each of the current nominees currently serving on the Board of Trustees attended at least 75% of the aggregate of the total number of meetings of (i) the Board of Trustees and (ii) the committees of the Board of Trustees that he was eligible to attend, with the exception of Mr. Hoglund, who attended 66% of the meetings.

      Audit Committee. The Board of Trustees has established an Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. The Audit Committee met five times in the fiscal year ended December 31, 2001. In fiscal year 2001, Messrs. Hoglund, Gladstone and McCullough were, and they currently are, the members of the Audit Committee. In addition, on February 12, 2002, Mr. Sheehy was added as a member of the Audit Committee. Previously, Mr. Sheehy had served as a non-voting advisor to the Committee.

      The Board of Trustees adopted and approved a charter for the Audit Committee in February 2000, a copy of which was attached as an appendix to our Proxy Statement for the 2001 Annual Meeting of Shareholders. The Board of Trustees has determined that all current members of the Audit Committee are “independent” as that term is defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards.

      Executive Committee. The Board of Trustees has established an Executive Committee. Subject to our conflicts of interest policies, the Executive Committee has been granted certain power to authorize, on behalf of the full Board of Trustees, the execution of certain contracts and agreements, including those related to the borrowing of money. The Executive Committee may also authorize actions on behalf of Capital Automotive in its capacity as general partner of the Partnership. The Executive Committee did not meet in the fiscal year ended December 31, 2001. In fiscal year 2001, Messrs. Eckert, Gladstone, McCullough, Munder and Pohanka, were, and they currently are, the members of the Executive Committee.

      Executive Compensation Committee. The Board of Trustees has established an Executive Compensation Committee. The Executive Compensation Committee is responsible for establishing our compensation programs for executive officers. The President and Chief Executive Officer makes recommendations to the Executive Compensation Committee for consideration. The Executive Compensation Committee makes an independent determination of the executive compensation (including any bonus or incentive compensation) to be paid to each executive officer. The Executive Compensation Committee met one time in the fiscal year ended December 31, 2001. In fiscal year 2001, Messrs. Fuller, Hoglund and Reilly were, and they currently are, the members of the Executive Compensation Committee. Mr. Reilly will not be standing for re-election to the Board of Trustees and therefore, effective as of the Annual Meeting, will not be a member of the Executive Compensation Committee.

Compensation of Trustees

      We pay our Trustees who are not employees $3,750 per calendar quarter for their services as Trustees. In 2001, we paid each non-employee Trustee $15,000. In addition, under the Plan, upon election or appointment to the Board of Trustees, each non-employee Trustee also receives an initial grant of options to purchase 15,000 common shares. The exercise price for these grants is based on the fair market value of the common shares on the date of grant. One-third of the options will vest six months after the date of grant, another one-third will vest on the first anniversary of the date of grant, and the remaining one-third will vest on the second anniversary of the date of grant. Options will be forfeited to the extent they are not then exercisable if a Trustee resigns or fails to be reelected as a Trustee.

EXECUTIVE OFFICERS

      The following table and biographical descriptions set forth the name, age and principal occupations during the past five years for each executive officer who is not also a Trustee. The information is as of March 12, 2002, unless otherwise indicated:

Name	Age	Position

Jay M. Ferriero	44	Senior Vice President and Director of Acquisitions

David S. Kay	35	Senior Vice President and Chief Financial Officer

Peter C. Staaf	55	Senior Vice President and Treasurer

John M. Weaver	42	Senior Vice President, General Counsel and Secretary

      The executive officers are elected by the Board of Trustees and hold office until their successors are elected and qualify.

      Jay M. Ferriero joined Capital Automotive in February 1999. Mr. Ferriero has been our Senior Vice President and Director of Acquisitions since February 2002. Prior to such time, Mr. Ferriero was our Vice President and Director of Acquisitions. Prior to joining Capital Automotive, from 1994 to 1999, Mr. Ferriero served as a First Vice President Loan Group and National Accounts Manager at Comerica Incorporated, a leading financial institution serving the automotive retail industry. At Comerica, Mr. Ferriero was responsible for managing the auto dealer lending offices and clients in Florida and Illinois, and had nationwide responsibilities for managing multi-bank credit facilities for some of the largest auto dealer consolidators. From 1991 to 1994, Mr. Ferriero was Senior Vice President and Senior Lending Officer at Comerica Bank & Trust, overseeing all lending activities. Since 1980 and prior to 1991, Mr. Ferriero’s experiences included managing commercial loan processing operations, restructuring problem loans, and originating commercial and auto dealership loans.

      David S. Kay formed Capital Automotive in October 1997. Mr. Kay has been our Senior Vice President and Chief Financial Officer since February 2002. Prior to such time, Mr. Kay was our Vice President and Chief Financial Officer. Prior to forming Capital Automotive, Mr. Kay was employed by the public accounting firm of Arthur Andersen LLP in Washington, D.C. for approximately ten years. His areas of expertise included emerging companies in the automotive, retail and distribution industries. While at Arthur Andersen LLP, Mr. Kay provided clients with consultation regarding mergers and acquisitions, business planning and strategy, and equity financing. He also has several years of experience in capital formation projects, roll-up transactions and initial public offerings for motor vehicle dealerships across the nation. Mr. Kay has participated on a NADA task force and has given presentations at NADA conventions, AICPA conferences and at other industry seminars. Mr. Kay is an executive advisory board member of the College of Business at James Madison University.

      Peter C. Staaf joined Capital Automotive in October 1998. Mr. Staaf has been our Senior Vice President and Treasurer since February 2002. Prior to such time, Mr. Staaf was our Vice President and Treasurer. Prior to joining Capital Automotive, from 1997 to 1998, Mr. Staaf was Senior Vice President, head trader and manager of fixed income at Ziegler Securities, a Chicago-based investment banking boutique. In that role, Mr. Staaf was responsible for establishing the regional mortgage trading and sales effort focused primarily on credit-sensitive and subordinated mortgage-backed securities. From 1994 to 1997, Mr. Staaf was a Managing Director of Cleary Gull Reiland & McDevitt, Inc. From 1991 to 1994, Mr. Staaf served as Vice President of mortgage trading at Smith Barney Shearson Incorporated. In his positions with Cleary Gull Reiland & McDevitt, Inc. and Smith Barney Shearson Incorporated, Mr. Staaf had responsibility for structuring, bidding, hedging and marketing non-agency pass throughs, whole loans and managing secondary mortgage positions. He also served as President of Pulte Financial Companies, Inc. for seven years and held a senior position at Blunt Ellis and Loewi, Inc.

      John M. Weaver joined Capital Automotive in July 1998. Mr. Weaver has been our Senior Vice President, General Counsel and Secretary since February 2002. Prior to such time, Mr. Weaver was our Vice President, General Counsel and Secretary. Prior to joining Capital Automotive, from 1991 to July 1998, Mr. Weaver was a partner at Shaw Pittman LLP, a Washington D.C.-based law firm, where he concentrated on all aspects of real estate and finance law and transactional matters. As a member of Shaw Pittman’s Real Estate Group, nationally recognized for its work with REITs, Mr. Weaver focused primarily on real estate developers, investors and lenders. Since joining Shaw Pittman in 1991, Mr. Weaver had been involved in a number of acquisitions and financings within the REIT sector. Prior to joining Shaw Pittman, Mr. Weaver had been an associate attorney in the Northern Virginia offices of a predecessor to Reed, Smith, Hazel & Thomas.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth the compensation earned by our Chief Executive Officer and each of our other executive officers.

				Long-Term
				Compensation
				Awards
		Annual				All Other
		Compensation	Bonus	Restricted	Options	Compensations
Name and Principal Position	Year	Salary ($)	($)(1)	Stock ($)(1)	(#shares)	($)(2)

Thomas D. Eckert,	2001	370,000	—	818,503	—	—
President and Chief Executive Officer	2000	350,000	—	821,944	106,061	—
	1999	350,000	—	439,102	106,061	—

David S. Kay,	2001	195,000	127,375	210,316	—	—
Senior Vice President and Chief Financial	2000	190,000	93,750	244,345	40,303	—
Officer	1999	175,000	87,500	99,795	37,121	—

John M. Weaver,	2001	190,000	—	361,669	—	—
Senior Vice President, General Counsel and	2000	190,000	—	371,534	40,303	—
Secretary	1999	175,000	62,500	131,124	37,121	—

Peter C. Staaf,	2001	190,000	120,000	132,908	—	—
Senior Vice President and Treasurer	2000	190,000	50,000	267,776	40,303	—
	1999	175,000	62,500	131,124	37,121	92,036 (3)

Jay M. Ferriero,	2001	175,000	123,000	184,304	—	—
Senior Vice President and Director of	2000	165,000	93,750	205,771	16,900	—
Acquisitions	1999	143,692	151,500 (4)	10,660	80,000 (5)	36,896 (6)

(1)	Includes restricted shares (formerly known as performance accelerated restricted shares) granted in the year indicated and/or phantom shares credited in lieu of bonus earned for the year indicated. In May 2000, the Executive Compensation Committee of the Board of Trustees amended the vesting schedule on all “performance accelerated restricted shares” granted in 2000 and 1999 to eliminate the “performance accelerated” feature and to generally provide that all such restricted shares will vest on the third anniversary of the effective date of grant. The 2001 grant of restricted shares will vest on January 15, 2006. A holder of restricted shares does not have dispositive or voting power with respect to the restricted shares. However, a holder of restricted shares receives dividend equivalents with respect to the restricted shares that are equal to the value of any dividends paid with respect to our common shares. As presented in the table above, the dollar value of the restricted shares awarded was calculated based on the closing market price of the common shares on the Nasdaq National Market on the date of award, net of the consideration paid by the executive officers of $.01 per restricted share awarded.

Our Phantom Share Purchase Program requires mandatory and authorizes voluntary purchases of phantom shares upon the deferral of a portion of the executive officers’ annual bonus. Under this program, unless otherwise decided by the Executive Compensation Committee, 20% of any annual bonus payable to an executive officer must be deferred under the program and the executive officer may elect to defer up to an additional 30% of any annual bonus payable to him. The phantom shares are credited at a price equal to 80% of the fair market value of our common shares on the date of grant. The phantom shares awarded upon the deferral of a portion of annual bonuses generally vest on the third anniversary from the date of grant. A holder of phantom shares does not have dispositive or voting power with respect to the shares. However, a holder of phantom shares receives dividend equivalents with respect to the shares that are equal to the value of any dividends paid with respect to our common shares. As presented in the table above, the dollar value of the phantom shares awarded upon the deferral of a portion of annual bonuses was calculated based on the closing market price of the common shares on the Nasdaq National Market on the date of award.

     The following table lists the number and dollar value of the restricted shares and phantom shares held by the executive officers (excluding restricted shares and phantom shares acquired upon deferral of dividend equivalents) as of December 31, 2001.

	Restricted Shares		Phantom Shares

	Number (#)	Value ($)*	Number (#)	Value ($)*

Mr. Eckert	77,169	1,534,120	66,891	1,330,462

Mr. Kay	29,192	580,337	10,267	204,211

Mr. Weaver	28,952	575,566	29,112	579,038

Mr. Staaf	28,952	575,566	11,031	219,407

Mr. Ferriero	20,827	414,041	6,564	130,558

*	The dollar value of the restricted shares and phantom shares was calculated based on the closing market price of the common shares on the Nasdaq National Market on December 31, 2001 of $19.89, net of consideration paid by each executive officer with respect to the restricted shares totaling $.01 per restricted share awarded.

     The following table lists, for each executive officer, the percentage of such executive officer’s annual bonus deferred towards the purchase of phantom shares and the number of phantom shares actually purchased in 1999, 2000 and 2001.

	2001			2000		1999

	Percentage of		Number of	Percentage of	Number of	Percentage of	Number of
	Annual Bonus		Phantom Shares	Annual Bonus	Phantom Shares	Annual Bonus	Phantom Shares
	Deferred (%)		Purchased (#)	Deferred (%)	Purchased (#)	Deferred (%)	Purchased (#)

Mr. Eckert	100	**	21,492	100 **	20,601	100 **	24,798

Mr. Kay	32		3,540	25	2,683	30	4,044

Mr. Weaver	100	**	10,956	100 **	11,417	50	6,739

Mr. Staaf	0	**	—	50	4,292	50	6,739

Mr. Ferriero	29		2,964	25	2,683	10	917

**	With the approval of the Executive Compensation Committee.

(2)	Except as indicated, other annual compensation for each executive officer totaled less than $50,000 and 10% of the total of annual salary and bonus reported for such executive officer.

(3)	Of this amount, $83,514 represented payments pursuant to a relocation package and $8,522 represented life, health and dental insurance premiums.

(4)	Includes a signing bonus totaling $75,000 paid in January 1999.

(5)	As of May 7, 1999, we exchanged options for 80,000 units of limited partnership interest in the Partnership with options for 80,000 common shares having the same exercise price, exercise schedule, terms and conditions as the unit options.

(6)	Of this amount, $23,941 represented payments pursuant to a relocation package, $5,500 represented a car allowance, and $7,455 represented life, health and dental insurance premiums.

Aggregated Option Exercises in Last Fiscal Year, and Fiscal Year-End Share Option Values

      The following table provides information regarding option exercises in fiscal year 2001 by the executive officers and the value of such officers’ unexercised options at December 31, 2001. No options were granted to the executive officers in fiscal year 2001.

Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares/Units		Options at	In-the-Money Options at
	Acquired on	Value	Fiscal Year-End (#)	Fiscal Year-End ($)
Name	Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable (1)

Thomas D. Eckert, President and Chief Executive Officer	—	—	1,137,551/132,575	5,762,314/1,028,596

David S. Kay, Senior Vice President and Chief Financial Officer	63,537	314,657	538,186/48,787	2,631,730/379,802

John M. Weaver, Senior Vice President, General Counsel and Secretary	—	—	141,137/86,287	903,386/610,052

Peter C. Staaf, Senior Vice President and Treasurer	3,500	21,359	175,137/98,787	1,071,802/674,302

Jay M. Ferriero, Senior Vice President and Director of Acquisitions	—	—	44,225/52,675	270,651/340,752

(1)	Based on the closing market price of our common shares on the Nasdaq National Market on December 31, 2001 of $19.89, minus the respective exercise prices.

Employment Agreements

      The Partnership has entered into employment agreements with Messrs. Eckert, Kay and Weaver. Each agreement currently terminates on January 1, 2004 and provides that the executive officer agrees to devote his full business time to the operation of the Partnership. Each employment agreement permits us to terminate the executive officer’s employment with appropriate notice for or without cause. In general, cause is defined to include: (i) engaging in dishonesty relating materially to performance of services or obligations contained in the employment agreement; (ii) conviction of any misdemeanor (other than minor infractions) involving fraud, breach of trust, misappropriation or other similar activity or any felony; (iii) performance of duties in a grossly negligent manner; or (iv) willful breach of the employment agreement in a manner materially injurious to us. In addition, executives may resign for good reason, which is generally defined to include: (i) our failure to comply with such agreement’s material terms; (ii) the substantial diminution of responsibilities and duties or, for Mr. Eckert, his involuntary departure from the Board of Trustees; (iii) relocation of our headquarters outside the Washington, D.C. metropolitan area, or (iv) a change of control. In general terms, a change of control occurs (i) if a person, entity or group (with certain exceptions) acquires more than 40% of our then outstanding voting securities, (ii) if we merge into another entity (unless our prior shareholders have at least 60% of the combined voting power of the securities in the merged entity), or (iii) upon our liquidation or dissolution or sale or disposition of substantially all of our assets.

      Under the employment agreements, if an executive officer’s employment ends for any reason, we will pay accrued salary, bonuses already determined, and other existing obligations. In addition, if a change of control occurs, we terminate the executive officer’s employment without cause or the executive officer resigns for good reason, all of the share options, restricted shares and phantom shares held by the executive officer before such event occurs will become fully vested and we will be obligated to pay (i) a lump sum payment equal to 24 months’ salary (or in the event of a change of control, three times the sum of the executive officer’s annual salary plus the most recently established target bonus), (ii) premiums for the period for group health coverage, if any, to which he is entitled by law, and (iii) a pro rata annual bonus for the year of termination.

      If an employment agreement is not renewed by us on or before January 1, 2004, and we at any time thereafter terminate an executive officer’s employment without cause or the executive officer resigns for good reason, (i) any unvested restricted shares granted prior to or during the executive officer’s employment through January 1, 2004 and held by the executive officer before his termination of employment will become vested to the extent of the ratio of the number of days that the executive officer has been employed by the

Partnership or Capital Automotive since the date the restricted shares were granted and the total number of days of employment otherwise required for the restricted shares to fully vest (determined separately for each grant), and (ii) any phantom shares granted prior to or during the executive officer’s employment through January 1, 2004 and credited to the executive officer before the executive officer’s termination of employment will become vested to the extent of the ratio of the number of days that the executive officer had been employed by the Partnership or Capital Automotive since the date the phantom shares were granted and the total number of days of employment otherwise required for the phantom shares to fully vest (applied separately to each grant).

      While employed and for a two-year period after employment, Messrs. Eckert, Kay and Weaver have agreed not to compete with us by working with or investing in any enterprise that invests primarily in automobile dealership or automotive-related properties or that provides real estate financing to automobile dealerships or automotive-related businesses.

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Compensation Philosophy. The goal of the Executive Compensation Committee (the “Compensation Committee”) is to design and administer an executive compensation program to (i) attract and retain qualified executive officers, (ii) reward executive officers for superior performance in achieving our business objectives and enhancing shareholder value, (iii) align the executive officers’ interests with those of the shareholders, and (iv) provide incentives for the creation of long-term shareholder value. The key elements of executive compensation are base salary, annual incentive and performance bonuses, and grants of restricted shares, phantom shares and common share options. The Compensation Committee reviews and approves our policies and practices regarding executive compensation, including (a) base salary levels, (b) incentive compensation plans and related performance awards, and (c) long-term incentives, including awards of restricted shares, phantom shares and common share options. For 2001, the Compensation Committee placed significant emphasis on forms of compensation designed to create a significant and meaningful long-term incentive tied to our long-term growth, financial success, and increasing shareholder value. Our executives receive compensation for their services to both the Partnership and Capital Automotive.

      Base Salary Levels. We believe that our base salary levels are reasonably related to the base salary levels of executive officers of comparable real estate investment trusts and other real estate companies. We set base salaries and determined other compensation for 2001 based on those factors. We also believe that the current base salary levels of our executive officers take into account the unique talents and skills of our executive officers. The executive officers that have employment agreements have set floors on base salary and other elements of compensation for their contract terms, but the Committee can increase the base salary at any point. We expect that any such increases will take into account such factors as individual past performance, changes in responsibilities, changes in pay levels of companies deemed comparable by the Compensation Committee, and inflation. The Compensation Committee, however, intends to reward executive officers for their achievements primarily through bonus awards and long-term incentive compensation, as discussed below.

      Bonus Awards. We use performance bonuses to reflect the level of involvement and success of our executive officers in advancing corporate goals. The awards earned depend on the extent to which our performance objectives and the individual’s performance objectives are achieved. Our objectives consist of operating, strategic and financial goals that are considered to be critical to our fundamental long-term goal of building shareholder value. For fiscal year 2001, these objectives were: (i) achievement of targeted funds from operations per share; (ii) attainment of a superior funds from operations multiple and total shareholder return as compared to our peer group; (iii) effective execution of our planned growth; (iv) continued achievement of project goals in property acquisitions and management; and (v) progress in certain financial and administrative activities. In addition, we maintain a Phantom Share Purchase Program (described in greater detail below), under which executive officers defer a portion of their annual bonuses through mandatory and voluntary purchases of phantom shares. This program further aligns the executive officers’ interests with those of the shareholders and provides incentives for the creation of long-term shareholder value. The Compensation Committee awarded $1,021,000 in bonuses to named officers for fiscal year 2001, of which $650,625 was deferred towards the purchase of phantom shares.

      Long-Term Incentive Compensation. The Compensation Committee believes that the use of equity incentives aligns the interest of executive officers with those of shareholders and promotes long-term shareholder value better than does cash alone. The Plan provides for grants of restricted shares, phantom shares, SARS, NQSOs and ISOs to key executives. The Compensation Committee administers the Plan and determines the participants who receive awards, the terms of the awards, the schedule for exercisability or nonforfeitability, the time and conditions for expiration of the awards, and the form of payment upon exercise. The Committee may make determinations under the Plan that are not uniform as to the participants and that may or may not consider whether participants are similarly situated. The Compensation Committee will continue to look at the total compensation package for each executive officer, and the policies underlying our long-term compensation goals when granting awards under the Plan.

      The 2001 restricted share grants and phantom share grants reflect our compensation philosophy of placing greater emphasis on the long-term compensation component of the compensation program. On January 24, 2001, the Compensation Committee awarded 61,459 restricted shares to executive officers. The 2001 restricted shares grants vest on January 15, 2006.

      In addition, we maintain a Phantom Share Purchase Program that, unless the Compensation Committee determines otherwise, requires mandatory and authorizes voluntary purchases of phantom shares upon the deferral of a portion of an executive officer’s annual bonus. Pursuant to this Program, 20% of any annual bonus payable to an executive officer must be deferred under the Program and the executive officer may elect to defer up to an additional 30% of any annual bonus payable to him. The phantom shares are purchased at a price equal to 80% of the fair market value of our common shares on the date of grant. Phantom shares generally vest on the third anniversary from the date of grant. For 2001, the Compensation Committee required that 50% of a portion of the annual bonus otherwise payable to certain officers be deferred. The Compensation Committee voted to waive the 50% limit with respect to Messrs. Eckert and Weaver for 2001, each of whom elected to defer 100% of his annual bonus for 2001 towards the purchase of phantom shares, and the Compensation Committee determined that Mr. Staaf would not participate in the Phantom Share Purchase Program for 2001. The Compensation Committee determined that allowing Messrs. Eckert and Weaver to purchase additional phantom shares would further align their interests with those of the shareholders and provide further incentives for the creation of long-term shareholder value. On January 18, 2002, 38,952 phantom shares were purchased by executive officers under the program.

      Compensation of the Chief Executive Officer. The Compensation Committee uses the same procedures described above in setting the annual salary, bonus and long-term incentive compensation of the Chief Executive Officer. In 2001, Mr. Eckert received a base salary of $370,000 and, as described above, the Compensation Committee approved a 2001 bonus award of $359,000, which amount was deferred towards the purchase of 21,492 phantom shares on January 18, 2002. The Compensation Committee also approved the grant of 25,408 restricted shares to Mr. Eckert in 2001. In doing so, the Compensation Committee considered our satisfaction of performance goals, such as achievement of superior funds from operations as compared to our peer group, and similarly, high total shareholder return as compared to our peer group, and additional subjective factors such as Mr. Eckert’s conception and execution of a successful strategic plan, continued success in building a solid base of automotive dealership properties, retaining a team of highly-qualified professionals, as well as maintaining overall shareholder confidence.

      Compensation Deduction Limit. The Securities and Exchange Commission (the “SEC”) requires that this report comment on our policy with respect to a special rule under the tax laws, Section 162(m) of the Code. That section can limit the deductibility on a Subchapter C corporation’s federal income tax return of compensation of $1.0 million to any of the executive officers. (Most public companies are Subchapter C corporations, but we are not, so we describe the difference below.)

      A company can deduct compensation (including from exercising options) outside that limit if it pays the compensation under a plan that its shareholders approve and that is performance-related and non-discretionary. Option exercises are typically deductible under such a plan if granted with exercise prices at or above the market price when granted. The Committee’s policy with respect to this section is to make every reasonable effort to ensure that compensation complies with Section 162(m), while simultaneously providing our executives with the proper incentives to remain with the Company. We note that Section 162(m) does not affect us as directly as it does Subchapter C corporations, because we do not ordinarily pay taxes. Instead, if optionees buy a large number of shares at the same time by exercising options, we might not be able to deduct all of the compensation income from those purchases. That loss of deduction could increase the amount that we must distribute to our shareholders, which might mean we would need to borrow to make distributions. Given the way we administer the incentive plan, we think it is unlikely that this result will occur. We did not pay any compensation with respect to 2001 that would be outside the limits of Section 162(m).

Executive Compensation Committee

John E. Reilly, Chairman
Craig L. Fuller
William E. Hoglund

Compensation Committee Interlocks and Insider Participation

      None of Messrs. Reilly, Fuller and Hoglund has ever been an officer or employee of Capital Automotive or the Partnership.

AUDIT COMMITTEE REPORT

      The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (the “SEC”), nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we incorporate it by specific reference.

      Review and Discussions with Management. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2001 with our management.

      Review and Discussions with Independent Auditors. The Audit Committee has discussed with Arthur Andersen LLP, our independent accountants, the matters required to be disclosed by SAS 61, as amended (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of our financial statements.

      The Audit Committee has also received written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1, as amended (which relates to the accountant’s independence from Capital Automotive and its related entities) and has discussed with Arthur Andersen LLP their independence from us.

      Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Trustees that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the SEC.

Audit Committee

R. Michael McCullough, Chairman
William E. Hoglund
David Gladstone
Vincent A. Sheehy

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During the fiscal year ended December 31, 2001, Capital Automotive or its subsidiaries, including the Partnership and its subsidiaries, was a party to transactions described in the following paragraphs involving a Trustee, an executive officer or a 5% or greater shareholder (on a fully converted basis). Management believes that such transactions are on terms that are materially no less favorable than those that could have been obtained in comparable transactions with unaffiliated parties.

Trustees

      John J. Pohanka. We continue to lease certain properties to entities related to Mr. Pohanka and/or members of his family, under leases entered into in 1998 and 1999, as follows:

		Annual Base Rent
Tenants (Dealerships) (1)	Location	(as of March 12, 2002)

Pohanka Properties, Inc. (Chevrolet and Acura) (2)	Chantilly, VA	$839,549

Pohanka Virginia Properties, L.L.C. (Cadillac, Hyundai, Nissan, Oldsmobile & Honda) (3)	Fredericksburg, VA	534,491

Pohanka of Salisbury, Inc. (Nissan, Toyota, Honda, Hyundai, Mercedes-Benz and Mazda) (4)	Salisbury, MD	496,622

Pohanka Properties, Inc. (Saturn, Isuzu and Oldsmobile) (2)	Marlow Heights, MD	475,608

Pohanka Virginia Properties, L.L.C. (Saturn) (3)	Bowie, MD	447,171

Pohanka Properties, Inc. (Honda) (2)	Marlow Heights, MD	406,575

Pohanka Properties, Inc. (Lexus) (2)	Chantilly, VA	377,366

Pohanka Virginia Properties, L.L.C. (Undeveloped Dealership Lot) (3)	Chantilly, VA	270,010

Pohanka Properties, Inc. (Hyundai)(2)	Marlow Heights, MD	171,788

Pohanka Properties, Inc. (Body Shop) (2)	Marlow Heights, MD	77,340

Total		$4,096,520

(1)	Each lease with an affiliate of Pohanka Automotive Group has been guaranteed by each other lessee and dealership affiliated with Pohanka Automotive Group.

(2)	Owned by The John J. Pohanka Trust (15.937%) and Mr. Pohanka’s children, Geoffrey P. Pohanka (44.156%), Susan Pohanka Schantz (38.938%) and Brian C. Pohanka (.969%).

(3)	Owned by John J. Pohanka (4%) and Mr. Pohanka’s children, Geoffrey P. Pohanka (32%), Susan Pohanka Schantz (32%) and Brian C. Pohanka (10%).

(4)	Owned by Geoffrey P. Pohanka (24%) and unaffiliated persons (76%).

     During the fourth quarter of 2001, the Company offered to purchase from all its warrant holders all of its outstanding warrants to purchase common shares. The price offered for each warrant to purchase common shares was $3.90 per share. On December 5, 2001, Mr. Pohanka accepted our offer to purchase for $3.90 per share his warrants to purchase 707,079 of our common shares. In return, Mr. Pohanka received an aggregate purchase price of $2,757,608. The purchase price was based on the intrinsic value of the outstanding warrants at the time of the offer to purchase. The exercise price per share for the common shares underlying the warrants was $15.00 and Mr. Pohanka’s warrants were to expire in February 2003.

      Robert M. Rosenthal. We continue to lease certain properties to entities related to Mr. Rosenthal and/or members of his family, under leases entered into in 1998, as follows:

		Annual Base Rent
Tenants (Dealerships)	Location	(as of March 12, 2002)

Geneva Enterprises, Inc. d/b/a Rosenthal Nissan/ Mazda (1)	Tysons Corner, VA	$2,499,396

Geneva Enterprises, Inc. d/b/a Rosenthal Mazda (1)	Arlington, VA	619,930

Geneva Enterprises, Inc. d/b/a Rosenthal Chevrolet/ Jeep (Storage Lot) (1)	Arlington, VA	561,835

Geneva Enterprises, Inc. d/b/a Rosenthal Honda (1)	Tysons Corner, VA	510,536

Geneva Enterprises, Inc. d/b/a Rosenthal Jaguar (1)	Tysons Corner, VA	510,524

Geneva Enterprises, Inc. d/b/a Geneva Management (Related Business)(1)	Arlington, VA	452,902

Geneva Enterprises, Inc. d/b/a Rosenthal Isuzu (1)	Gaithersburg, MD	448,739

Geneva Enterprises, Inc. d/b/a Nissan Gaithersburg (1)	Gaithersburg, MD	348,135

Geneva Enterprises, Inc. d/b/a Rosenthal Acura (1)	Gaithersburg, MD	328,152

Geneva Enterprises, Inc. d/b/a Rosenthal Chevrolet/ Jeep (1)	Arlington, VA	311,996

Maryland Imported Cars, Inc. d/b/a Gaithersburg Mazda (2)(3)	Gaithersburg, MD	259,758

		Annual Base Rent
Tenants (Dealerships)	Location	(as of March 12, 2002)

Geneva Enterprises, Inc. d/b/a Rosenthal Honda (2-acre lot) (1)	Tysons Corner, VA	178,533

Geneva Enterprises, Inc. d/b/a Rosenthal Honda (Body Shop) (1)	Tysons Corner, VA	127,365

Total		$7,157,801

(1)	Owned by (1) Mr. Rosenthal (65.148%), (2) Mr. Rosenthal’s spouse, Marion Rosenthal (1.386%), (3) Mr. Rosenthal’s daughters, Brooke E. Peterson, Jane R. Cafritz and Nancy L. Rosenthal (9.815% each), and (4) certain employees of Rosenthal Automotive Organization.

(2)	Guaranteed by Geneva Enterprises, Inc., an affiliate of Mr. Rosenthal.

(3)	Owned by (1) Mr. Rosenthal (51%), and (2) certain employees of Rosenthal Automotive Organization.

     During the fourth quarter of 2001, the Company offered to purchase from all its warrant holders all of its outstanding warrants to purchase common shares. The price offered for each warrant to purchase common shares was $3.90 per share. On December 5, 2001, Mr. Rosenthal and his affiliates accepted our offer to purchase for $3.90 per share their warrants to purchase 707,079 of our common shares. In return, Mr. Rosenthal and his affiliates received an aggregate purchase price of $2,757,608. The purchase price was based on the intrinsic value of the outstanding warrants at the time of the offer to purchase. The exercise price per share for the common shares underlying the warrants was $15.00 and the warrants held by Mr. Rosenthal and his affiliates were to expire in February 2003.

      Vincent A. Sheehy. We continue to lease certain properties to entities related to Mr. Sheehy and members of his family, under leases entered into in 1998, as follows:

		Annual Base Rent
Tenants (Dealerships)	Location	(as of March 12, 2002)

Sheehy Ford, Inc. (1)	Marlow Heights, MD	$266,572

Sheehy Ford of Springfield, Inc. (2)	Springfield, VA	690,123

Total		$956,695

(1)	Owned by (1) Sheehy Auto Stores, Inc. (80.3%), which is owned 35% by Mr. Sheehy’s father, Vincent A. Sheehy, III, 27.7% by Mr. Sheehy’s mother, Helen Sheehy and 16.2% by Mr. Sheehy, and (2) Sheehy Family Trust (19.7%), of which each of Mr. Sheehy and his brothers and sisters, Ann Sheehy, Elizabeth Sheehy, Patricia Malloy and Paul Sheehy, are 20% beneficiaries.

(2)	Owned 100% by Sheehy Auto Stores, Inc.

OTHER INFORMATION

Company Performance

      The following graph compares the cumulative total shareholder return on our common shares from February 13, 1998 (the date the common shares were first offered and sold to the public at the initial public offering price of $15.00 per share) through December 31, 2001 with the cumulative total return of the NAREIT Equity Total Return Index and the cumulative total return of the Standard and Poors (“S&P”) 500 Index. Our common share price and the price of the S&P 500 Index are published daily. The NAREIT Equity Total Return Index is published monthly and for purposes of this presentation was interpolated to February 13, 1998.

      The graph assumes an investment of $100 in each of Capital Automotive REIT, the NAREIT Equity Total Return Index and the S&P 500 Index on February 13, 1998. The comparison assumes that all dividends are reinvested into additional common shares during the holding period.

Comparison of Cumulative Total Return among Capital Automotive REIT,

The NAREIT Equity Total Return Index and The S&P 500 Index
from February 13, 1998 to December 31, 2001

		NAREIT Equity Total
	Capital Automotive REIT	Return Index	S&P 500 Index

2/13/98	100.00	100.00	100.00
6/30/98	95.05	96.34	111.78
12/31/98	105.43	83.69	122.07
6/30/99	96.30	87.68	137.18
12/31/99	96.02	79.82	147.75
6/30/00	114.26	90.54	147.13
12/31/00	121.04	100.87	134.30
6/30/01	161.42	112.44	125.30
12/31/01	186.25	114.92	118.34

Index	2/13/98	6/30/98	12/31/98	6/30/99	12/31/99	6/30/00	12/31/00	6/30/01

Capital Automotive REIT	100.00	95.05	105.43	96.30	96.02	114.26	121.04	161.42
NAREIT Equity Total Return Index	100.00	96.34	83.69	87.68	79.82	90.54	100.87	112.44
S&P 500 Index	100.00	111.78	122.07	137.18	147.75	147.13	134.30	125.30

[Additional columns below]

[Continued from above table, first column(s) repeated]

Index	12/31/01

Capital Automotive REIT	186.25
NAREIT Equity Total Return Index	114.92
S&P 500 Index	118.34

Section 16(a) Beneficial Ownership Reporting Compliance

      Based on our records and other information, we believe that our Trustees and executive officers who are required to file reports under Section 16 reported all transactions in our common shares and derivative securities, including options for shares, restricted shares, phantom shares and warrants, on a timely basis during the fiscal year ended December 31, 2001.

Proposals for the 2003 Annual Meeting

      If you want to include a proposal in the proxy statement for our 2003 Annual Meeting, send the proposal to Capital Automotive REIT at 1420 Spring Hill Road, Suite 525, McLean, Virginia 22102, Attn: Secretary and General Counsel. Proposals must be received on or before December 6, 2002 to be included in next year’s proxy statement. Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as well as the requirements of our Declaration of Trust and Bylaws.

      We, in our discretion, will be able to use proxies given to us for next year’s meeting to vote for or against any shareholder proposal that is not included in the proxy statement unless the proposal is submitted to us on or before February 19, 2003.

APPENDIX A

CAPITAL AUTOMOTIVE GROUP

SECOND AMENDED AND RESTATED 1998 EQUITY INCENTIVE PLAN

Purpose

      Capital Automotive REIT, a Maryland real estate investment trust (the “REIT ” or the “Company”), and Capital Automotive L.P. (the “Operating Partnership”) wish to recruit, reward, and retain trustees, employees and consultants. To further these objectives, the Company and the Operating Partnership hereby set forth the Capital Automotive Group Second Amended and Restated 1998 Equity Incentive Plan (the “Plan”), originally effective as of the effective date of the Company’s initial public offering (“IPO”) and as subsequently amended on May 7, 1999 and February 12, 2002, to provide options (“Options”) to purchase common shares of beneficial interest of the Company (“Shares”), direct grants or sales of Shares or phantom Shares (“Phantom Shares”) (such direct grants or sales, together, “Share Grants”), and stock appreciation rights (“SARs”) (collectively, “Awards”) to Eligible Trustees, Employees and Consultants (as such terms are defined below in the Participants section).

Participants

      All Employees and Consultants of the REIT, its Eligible Subsidiaries (as defined below in the Employees and Consultants of Eligible Subsidiaries section), and the Operating Partnership are eligible for Awards under the Plan, as are the trustees of the REIT and the directors of the Eligible Subsidiaries who are not employees (“Eligible Trustees”). Employees, Consultants and Eligible Trustees become “Optionees” when the Administrator grants them an Option or “Recipients” when they receive a Share Grant or SAR. (Optionees and Recipients are referred to collectively as “Participants.” The term Participant also includes, where appropriate, a person authorized to exercise an Award in place of the original Participant.)

      Employee means any person employed as a common law employee of the Company, its Eligible Subsidiaries or the Operating Partnership.

      Consultant means any natural person, including an advisor, engaged by the Company, its Eligible Subsidiaries or the Operating Partnership, to provide bona fide services (other than as an Employee) and who is compensated for such services (including, if applicable, by the grant of Awards under the Plan). “Bona fide” services do not include services in connection with the offer or sale of securities in a capital-raising transaction or services that directly or indirectly promote or maintain a market for the Company’s securities.

      Employees, Consultants and Eligible Trustees are sometimes referred to collectively in the Plan as Eligible Participants.

Administrator

      The Administrator will be the Executive Compensation Committee of the Board of Trustees of the REIT (the “Compensation Committee”), which shall consist of two or more directors. The Board may also act under the Plan as though it were the Administrator. It is intended that the directors appointed to serve on the Compensation Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). However, the mere fact that a Compensation Committee member shall fail to qualify under either of the foregoing requirements shall not invalidate any Award granted by the Administrator which Award is otherwise validly made under the Plan. In addition, the Board of Trustees of the REIT, in its discretion, may delegate to a special committee of the Board all or part of the Administrator’s authority and duties with respect to grants of Awards to Eligible Participants who, at the time of the grant, are not, and are not anticipated to become, either (i) “covered employees” (within the meaning of Section 162(m) of the Code), or (ii) persons subject to the reporting and other provisions of Section 16 of the Exchange Act. The Board of Trustees of the REIT

may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the delegate or delegates that were consistent with the terms of the Plan.

      The Administrator is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Administrator may exercise such powers and authority of the Board as the Administrator may find necessary or appropriate to carry out its functions. The Administrator may delegate its functions (other than those described in the Granting of Awards section) to officers or employees of the REIT with respect to the REIT and to or employees of the Operating Partnership with respect to the Operating Partnership.

      The Administrator’s powers will include, but not be limited to, the power to amend, waive, or extend any provision or limitation of any Award, to correct any defect or supply appropriate text for any omission or reconcile any inconsistency in the Plan; to establish, amend and revoke rules and regulations for its administration; and to construe and interpret the Plan and any Award or other instrument hereunder. The Administrator may act through meetings of a majority of its members or by unanimous consent. No adjustment to decrease the exercise price of any outstanding Options granted under the Plan with respect to a repricing program will be made without shareholder approval.

Granting of Awards

      Subject to the terms of the Plan, the Administrator will, in its sole discretion, determine:

•	the Participants who receive Awards;

•	the terms of such Awards;

•	the schedule for exercisability or nonforfeitability (including any requirements that the Participant or the Company satisfy performance criteria);

•	the time and conditions for expiration of the Award; and

•	the form of payment due upon exercise, if any.

      The Administrator’s determinations under the Plan need not be uniform and need not consider whether Eligible Participants are similarly situated.

      Employees of the REIT or any Eligible Subsidiary (as defined below) may receive “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the corresponding provision of any subsequently enacted tax statute (the “Code”). In addition, the Administrator may grant nonqualified options (“NQSOs”) that cover Shares but are not intended to be ISOs to any Eligible Participant, and the Administrator will specify which type of option it is granting. If the Administrator fails to specify the type, it will be (i) an ISO, to the extent the tax laws permit, for Employees and (ii) an NQSO for Consultants and Eligible Trustees.

      The Administrator may make Share Grants to some or all Eligible Participants upon payment sufficient to satisfy any state laws on adequate consideration. The Administrator may impose such conditions on or charge such prices (including discounted prices) for the Share Grants as it deems appropriate. The Administrator may also provide for the grant of SARs to some or all Eligible Participants. The Administrator may impose such conditions on such SARs as it deems appropriate, including the payment of a purchase price. The Administrator may provide for the pay out of Phantom Shares and SARs in cash, in Shares, or a combination of both.

Replacement Awards

      The Administrator may grant Awards in substitution for options or other equity-based compensation held by individuals, including with respect to individuals who do not become Employees or Consultants, if the Company, the Operating Partnership, or an Eligible Subsidiary acquires or merges with the individual’s employer or client or acquires substantially all of its assets. In addition, the Administrator may provide for the

Plan’s assumption of options granted outside the Plan to persons who would have been eligible under the terms of the Plan to receive a grant. If necessary to conform the Awards to the interests for which they are substitutes, the Administrator may grant substitute Awards under terms and conditions that vary from those the Plan otherwise requires.

Date of Grant

      The Date of Grant will be the date as of which the Plan or the Administrator grants an Award to a Participant, as specified in the Plan or in the Award Agreement and/or the Administrator’s minutes and resolutions. Awards made under the Replacement Awards section will be treated as though their Date of Grant was the corresponding date under the original grant, unless the Administrator specifies otherwise.

Exercise Price or Consideration

      The Exercise Price is the value of the consideration that an Optionee must provide in exchange for one Share. The Administrator will determine the Exercise Price under each Option and may set the Exercise Price without regard to the Exercise Price of any other Options granted at the same or any other time.

      The Exercise Price per Share for NQSOs may not be less than 100% of the Fair Market Value (as defined below) of a Share on the Date of Grant. If an Option is intended to be an ISO, the Exercise Price may not be less than 100% of the Fair Market Value of a Share covered by the Option on the Date of Grant; provided, however, that if the Administrator decides to grant an ISO to someone covered by Sections 422(b)(6) and 424(d) (as a more-than-10%-stock owner), the Exercise Price of the Option must be at least 110% of the Fair Market Value of a Share covered by the Option on the Date of Grant.

      The Administrator may satisfy any state law requirements regarding adequate consideration for Share Grants or SARs by charging the Recipients at least the par value for the Shares covered by the Share Grant or SAR.

Fair Market Value

      The Administrator will determine Fair Market Value of Shares for purposes of the Plan as follows:

•	if the Shares trade on a national securities exchange, the closing sale price on that date;

•	if the Shares do not trade on any such exchange, the closing sale price that any automated quotation system reports for such date;

•	if no such closing sale price information is available, the average of the closing bid and asked prices that such system reports for such date;

•	if there are no such closing bid and asked prices, the average of the closing bid and asked prices as reported by any other commercial service for such date; or

•	for any date that is not a trading day, the Fair Market Value of a Share for such date shall be determined by using the closing sale price or the average of the closing bid and asked prices, as appropriate, for the immediately preceding trading day.

Exercisability and Lapse of Restrictions

      The Administrator will determine the times and conditions for exercise of each Option but may not extend the period for exercise beyond the tenth anniversary of its Date of Grant (or five years for ISOs granted to 10% owners covered by Code Sections 422(b)(6) and 424(d)).

      Awards will become exercisable or nonforfeitable at such times and in such manner as the Administrator determines and the agreement evidencing the Award (the “Award Agreement”), if any, and/or the Administrator’s minutes and resolutions indicate; provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which the Participant may exercise any portion of an Award or at which restrictions on Share Grants lapse.

      If the Administrator does not specify otherwise, Options and SARs will become exercisable as to one-quarter of the covered Shares on each anniversary of the Option’s or SAR’s Date of Grant or, for initial grants to Employees, on each anniversary of the Employee’s date of hire.

      In addition, without regard to potential adverse effects on Participants, the Administrator may, in its discretion, delay or prohibit the exercise of an Option or SAR or the release of restrictions on Share Grants if it would adversely affect the Company’s REIT status or would cause the Operating Partnership to be treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of section 856(i) of the Code).

      No portion of an Award that is unexercisable or forfeitable at a Participant’s termination of employment will thereafter become exercisable or nonforfeitable, unless the Administrator’s minutes and resolutions and/or the Award Agreement provide otherwise, initially or by amendment.

      After the Participant has satisfied any restrictions set forth in the terms of a Share Grant or SAR and has received and paid for the Shares, if required, the Shares will no longer be subject to any provisions of the Plan.

Change of Control

      Unless the Award Agreement and/or the Administrator’s minutes and resolutions provide otherwise, initially or by amendment, upon a Change of Control (as defined below), all Options and SARs will become fully exercisable, and all restrictions on Share Grants will lapse, and the covered Shares will be nonforfeitable. A Change of Control for this purpose means the occurrence of any one or more of the following events:

•	a person, entity, or group (other than the Company, the Operating Partnership, any subsidiary of either, any Company benefit plan, or any underwriter temporarily holding securities for an offering of such securities) acquires ownership of more than 40% of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (“Company Voting Securities”); or

•	consummation of a merger, consolidation or reorganization of the Company into or with one or more corporations or other entities — unless the holders of the Company Voting Securities outstanding immediately before such consummation, together with any trustee or other fiduciary holding securities under a Company benefit plan, hold securities that represent immediately after such merger or consolidation more than 60% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its parent; or

•	the stockholders of the Company approve (i) a plan of complete liquidation or dissolution of the Company or (ii) an agreement for the Company’s sale or disposition of all or substantially all the Company’s assets, and such liquidation, dissolution, sale, or disposition is consummated.

      Even if other tests are met, a Change of Control has not occurred under any circumstance in which the Company files for bankruptcy protection or is reorganized following a bankruptcy filing.

      In addition, all Options and SARs will become fully exercisable, and all restrictions on Share Grants will lapse, and the covered Shares will be nonforfeitable, upon the consummation of a merger, consolidation, or reorganization of the Company into or with one or more corporations or other entities where the transaction does not qualify as a Change of Control and the Company is not the surviving entity — unless provision is made in writing in connection with the transaction either (i) for the assumption or continuation of outstanding Awards or (ii) for the substitution for such Awards of awards covering the stock or securities of the surviving entity or a parent or subsidiary of such surviving entity, with appropriate adjustments as to the number and kind of shares of stock or securities and prices, in which event the Awards will continue in the manner and under the terms so provided.

      If an award would terminate or otherwise cease to have any value as a result of a Change of Control or event described in the preceding paragraph, the acceleration of vesting of all Options and SARS, and lapse of other restrictions on Shares Grants that otherwise would occur upon the Change of Control or event described in the preceding paragraph shall occur at such time before the Change of Control or event described in the preceding paragraph as the Board reasonably determines is appropriate to preserve the rights of the Participant.

      The Adjustments Upon Changes in Shares provisions might also apply to situations involving a Change of Control.

      The existence of outstanding Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Limitation On ISOs

      An Option granted to an Employee will be an ISO only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Shares with respect to which ISOs are exercisable for the first time by the Optionee during any calendar year (under the Plan and all other plans of the Company and its subsidiary corporations, within the meaning of Code Section 422(d)), does not exceed $100,000. This limitation applies to Options in the order in which such Options were granted. If, by design or operation, the Option exceeds this limit, the excess will be treated as an NQSO.

Trustee Formula Grants

      As of each Eligible Trustee’s initial election or appointment as an Eligible Trustee, he will receive a Formula Option to purchase 15,000 Shares. An Eligible Trustee can also receive other Awards under the Plan.

Exercise Price

      The Exercise Price of each Option granted to an Eligible Trustee will be the Fair Market Value on the Date of Grant.

Exercise Schedule

      A Formula Option will become exercisable for one-third of the Shares it covers six months after the Date of Grant, for another one-third on the first anniversary of the Date of Grant, and for the remaining one-third on the second anniversary of the Date of Grant. Unless amended by the Administrator, Formula Options will be forfeited, to the extent they are not then exercisable if a trustee resigns or fails to be reelected as a trustee.

Method of Exercise

      To exercise any exercisable portion of an Option, the Optionee must:

•	deliver a written notice of exercise to a Compliance Officer (or to whomever the Administrator designates), in a form complying with any rules the Administrator may issue, signed by the Participant, and specifying the number of Shares underlying the portion of the Option the Participant is exercising;

•	pay the full Exercise Price, if any, by wire transfer or cashier’s or certified check for the Shares with respect to which the Option is being exercised, unless the Administrator consents to another form of payment (which could include the use of Shares or recourse notes); provided that payment in full of the Exercise Price will not be required to accompany the written notice of exercise with respect to Shares as long as the notice directs that the Shares issued upon the exercise be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and at the time the Shares are delivered to the broker, the broker will tender to the Company cash or cash equivalents acceptable to the Company and equal to the Exercise Price and any required tax withholdings; and provided, further, that the Administrator can, in its discretion, provide other methods of cashless exercise; and

•	deliver to the Administrator such representations and documents as the Administrator, in its sole discretion, may consider necessary or advisable.

      If the Administrator agrees to allow a Participant to pay through tendering Shares to the Company, the individual can only tender Shares he has held for a sufficient period at the time of surrender to avoid a charge to earnings unless otherwise permitted by the Administrator. Shares offered as payment will be valued, for purposes of determining the extent to which the Participant has paid the Exercise Price, at their Fair Market Value on the date of exercise. The Administrator may also, in its discretion, accept attestation of ownership of Shares and issue a net number of Shares upon Award exercise. The Company or the Operating Partnership may use the consideration it receives from the Participant for general corporate or partnership purposes.

Expiration of Option Awards

      No one may exercise an Option or SAR more than ten years after its Date of Grant (or five years, for an ISO granted to a more-than-10% shareholder).

      Unless the Award Agreement, initially or by amendment, and/or the Administrator’s minutes or resolutions provide otherwise, no one may exercise an Option after the first to occur of:

Termination of Employment or Relationship as an Eligible Trustee or Consultant

•	the 90th day after the date of termination of employment or relationship as an Eligible Trustee or Consultant (other than for death or disability), where termination of employment or relationship as an Eligible Trustee or Consultant means the time when the relationship between the Eligible Participant and the Company ends for any reason, including retirement. The Administrator, in its sole discretion, will determine all questions of whether particular terminations or leaves of absence are terminations of employment or relationship as an Eligible Trustee or a Consultant;

Disability

•	for disability, the earlier of (i) the first anniversary of the Participant’s termination of employment or relationship as an Eligible Trustee or Consultant for disability and (ii) 30 days after the Participant no longer has a disability, where disability means the inability to engage in any substantial gainful activity because of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months; or

Death

•	the first anniversary of the Participant’s death.

      If exercise is permitted after termination of employment or relationship as a Consultant, the Option will nevertheless expire as of the date that the former Employee or Consultant violates any covenant not to compete in effect at the time of the violation between the Company and the former Employee or Consultant. In addition, an Optionee who exercises an Option more than 90 days after termination of employment with the Company and/or the Eligible Subsidiaries (as defined below) will only receive ISO treatment to the extent permitted by law. The Administrator will decide to what extent leaves of absence for governmental or military service, illness, or temporary disability, or terminations or suspensions of service for other reasons will not be deemed terminations of employment with the Company and/or the Eligible Subsidiaries for this purpose.

      Unless the Award Agreement either initially or by amendment, and/or the Administrator’s minutes and resolutions provide otherwise, all unexercisable portions of an Option or SAR will expire immediately upon an Eligible Participant’s termination of employment or relationship as an Eligible Trustee or a Consultant for any reason.

Expiration of Share Grant Awards

      Unless the Award Agreement, either initially or by amendment, and/or the Administrator’s minutes or resolutions provide otherwise, any unvested Share Grants held by the Participant before termination of employment because of death or disability (as defined above in Expiration of Option Awards) will become vested to the extent of the ratio of the number of days that the Participant has been employed by the Company since the date the Award was granted and the total number of days of employment otherwise required for the Share Grants to fully vest (determined separately for each Award).

      Except as provided in the preceding paragraph, and unless the Award Agreement either initially or by amendment, and/or the Administrator’s minutes and resolutions provide otherwise, all forfeitable portions of a Share Grant will expire immediately upon an Eligible Participant’s termination of employment or relationship as an Eligible Trustee or a Consultant for any reason.

Award Agreement

      Awards shall be subject to such terms and conditions, consistent with the Plan, as the Administrator may determine are necessary or advisable. The Administrator may set forth the terms of each Option, Share Grant and SAR in an Award Agreement. The terms of any Award may also be set forth in whole or in part in the Administrator’s minutes and resolutions. To the extent that an Award Agreement is inconsistent with the Plan, the Plan will govern. The Award Agreement may contain special rules.

Shares Subject To Plan

      The Shares will come from unissued Shares (which may include previously issued Shares that the Company reacquires and that are treated as unissued Shares under applicable law).

      Except as adjusted below under Adjustments Upon Changes in Shares:

•	the aggregate number of Shares that the Plan may issue under the Options (whether ISOs or NQSOs), Share Grants, or in satisfaction of SARs may not exceed 3,771,344, provided that the number of Shares available will increase to 5,071,344 effective February 12, 2002, subject to the approval of the Company’s shareholders at their 2002 annual meeting;

•	the aggregate number of Shares that the Plan may issue under ISOs may not exceed 1,000,000 Shares, provided that the number of Shares that the Plan may issue under ISOs will increase to 1,500,000 effective February 12, 2002, subject to the approval of the Company’s shareholders at their 2002 annual meeting;

•	the maximum number of Shares that may be subject to ISOs granted to a single individual in any calendar year may not exceed 120,000; and

•	the maximum number of Shares that may be subject to NQSOs or Share Grants (other than Phantom Shares), granted to or purchased by a single individual, or that may be issued to a single individual in satisfaction of a Phantom Share or SAR, in a calendar year may not exceed 500,000, plus the number necessary to replace any unit options granted before the 1999 amendment date of the Plan to that individual.

      Shares that are not delivered because an Award is forfeited, cancelled or surrendered without consideration, or settled in cash, or (to the extent permitted under the Plan) that are withheld to pay the exercise price of an Option or to satisfy the Participant’s tax obligations will again be available for the granting of new Awards (but will be counted against that calendar year’s limit for a given individual).

      With respect to Options and, unless the Administrator provides otherwise, with respect to Share Grants, no adjustment will be made for a dividend or other right for which the record date precedes the date of exercise.

      The Company will not issue fractional Shares pursuant to the exercise of an Option or SAR or settlement of a Share Grant, but the Administrator may, in its discretion, direct the Company to make a cash payment in lieu of fractional Shares.

      To the extent set forth in the Award Agreement either initially or by amendment, and/or the Administrator’s minutes and resolutions, a Share Grant may be made, and an Option may be settled, on a deferred basis.

Person who may Exercise

      During the Optionee’s lifetime, only the Optionee or his duly appointed guardian or personal representative may exercise the Options or SARs or receive or retain Share Grants. After his death, his personal representative or any other person authorized under a will or under the laws of descent and distribution may exercise any then exercisable portion of an Option or SAR or receive or retain Share Grants. If someone other than the original Participant seeks to exercise any portion of an Option or SAR or receive or retain Share Grants, the Administrator may request such proof as it may consider necessary or appropriate of the person’s right to do so.

Adjustments Upon Changes in Shares

      Subject to any required action by the Company (which it shall promptly take) or its shareholders, and subject to the provisions of applicable corporate law, if, after the Date of Grant of an Award:

•	the outstanding Shares increase or decrease or change into or are exchanged for a different number or kind of security because of any recapitalization, reclassification, share split, reverse share split, combination of shares, exchange of shares, share dividend, or other distribution payable in capital shares; or

•	some other increase or decrease in such Shares occurs without the Company’s receiving consideration,

then, the Administrator will make an appropriate adjustment in the number and kind of Shares underlying each Award and to the exercise price of any Award, so that the rights of the Participant immediately following such event will neither be enlarged nor diminished from those in effect immediately before such event. Unless the Administrator determines another method would be appropriate, any such adjustment in outstanding Awards will not change the aggregate Exercise Price payable with respect to Shares subject to the unexercised portion of the Awards outstanding but will include a corresponding proportionate adjustment in the Exercise Price per Share, so that the proportionate interest of the Participant immediately following such event will, to the extent practicable, be the same as immediately before such event. Any such adjustment to an Award will not change the total price with respect to Shares underlying the unexercised portion of the Award but will include a corresponding proportionate adjustment in the Award’s Exercise Price.

      The Administrator will make a commensurate change to the maximum number and kind of shares provided in the Shares Subject to Plan section.

      Any issue by the Company of any class of preferred shares, or securities convertible into shares of common or preferred shares of any class will not affect, and no adjustment by reason thereof will be made with respect to, the number of Shares subject to any Award or the Exercise Price except as this Adjustments section specifically provides. The grant of an Award under the Plan will not affect in any way the right or power of the Company or the Operating Partnership to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

Employees and Consultants of Eligible Subsidiaries

      Employees and Consultants of Eligible Subsidiaries (as defined below) will be entitled to participate in the Plan, except as otherwise designated by the Board of Trustees or the Administrator.

      Eligible Subsidiary means each of the Company’s Subsidiaries, except as the Board otherwise specifies. For ISO grants only, Subsidiary means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time an ISO is granted to an Optionee under the Plan, each corporation (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in another corporation in such chain. For ISOs, Subsidiary also includes a single-member limited liability company included within the chain described in the preceding sentence. The Board or the Administrator may use a different definition of Subsidiary for NQSOs.

Legal Compliance

      The Company will not issue any Shares under an Award until all applicable requirements imposed by federal and state securities and other laws, rules, and regulations, and by any applicable regulatory agencies or stock exchanges, have been fully met. To that end, the Company may require the Participant to take any reasonable action to comply with such requirements before issuing such Shares. No provision in the Plan or action taken under it authorizes any action that federal or state laws otherwise prohibit.

      The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Securities Exchange Act of 1934 and all regulations and rules the Securities and Exchange Commission issues under those laws. Notwithstanding anything in the Plan to the contrary, the Administrator must administer the Plan, and Awards may be granted and exercised, only in a way that conforms to such laws, rules, and regulations. To the extent permitted by applicable law, the Plan and any Awards will be treated as amended to the extent necessary to conform to such laws, rules, and regulations.

REIT Qualification

      The Administrator has sole discretion to refrain from selling or issuing any Shares under Awards if the sale or issuance of such Shares would cause the Company to fail to qualify as a real estate investment trust for federal income tax purposes or would result in the Participant’s ownership of Shares in violation of the restrictions on ownership or transfer of Shares set forth in the Company’s Declaration of Trust.

Operating Partnership Qualification

      The Administrator has sole discretion to refrain from selling or issuing any Shares under Awards if the sale or issuance of such Shares would cause the Partnership to be treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of section 856(i) of the Code).

Restrictions on Shares

      Unless a registration statement under the Securities Act covers the Shares a participant receives upon exercise of his Award or receipt of his Share Grant, the Administrator may require, at the time of such exercise or receipt (or the lapse of forfeiture restrictions), that the participant agree in writing to acquire such Shares for investment and not for public resale or distribution, unless and until the Shares subject to the Award are registered under the Securities Act. Unless the Shares are registered under the Securities Act, the participant must acknowledge:

•	that the Shares purchased on exercise of the Award or received under a Share Grant are not so registered;

•	that the participant may not sell or otherwise transfer the Shares unless:

•	the Shares have been registered under the Securities Act in connection with the sale or transfer thereof; or

•	counsel satisfactory to the Company has issued an opinion satisfactory to the Company that the sale or other transfer of such Shares is exempt from registration under the Securities Act; and

•	such sale or transfer complies with all other applicable laws, rules, and regulations, including all applicable federal and state securities laws, rules, and regulations.

      The Shares, when issued upon the exercise of an Option or SAR or received under a Share Grant, will be subject to any other transfer restrictions, rights of first refusal, and rights of repurchase set forth in or incorporated by reference into other applicable documents, including the Company’s Declaration of Trust and Bylaws.

      The Administrator may, in its sole discretion, take whatever additional actions it deems appropriate to comply with such restrictions and applicable laws, including placing legends on certificates and issuing stop-transfer orders to transfer agents and registrars.

Tax Withholding

      The Participant must satisfy all applicable Federal, state, and local income and employment tax withholding requirements before the Company will deliver Shares upon the exercise of, or the lapse of restrictions under, an Award. The Company or the Operating Partnership, as appropriate, may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company or the Operating Partnership does not or cannot withhold from other compensation, the Participant must pay the Company or the Partnership, by wire transfer or with a cashier’s check or certified check, the full amounts required by withholding. Payment of withholding obligations is due before the Company issues or releases Shares with respect to the Award. If the Administrator so determines, the Participant may instead satisfy the withholding obligations by directing the Company to retain Shares from the Option or SAR exercise or from the nonforfeitable Shares received under a Share Grant, by tendering previously owned Shares, or by attesting to his ownership of Shares (with the distribution of net Shares), or by having a broker tender to the Company cash equal to the withholding taxes.

Transfers, Assignments and Pledges

      An Award may not be assigned, pledged, or otherwise transferred in any way, whether by operation of law or otherwise or through any legal or equitable proceedings (including bankruptcy), by the Participant to any person, except by will or by operation of applicable laws of descent and distribution. The foregoing sentence does not apply to Shares a Participant owns after satisfying the Award’s conditions. If Rule 16b-3 then applies to an Award, the Participant may not transfer or pledge Shares acquired upon exercise of an Option or SAR or lapse of restrictions on a Share Grant until at least six months have elapsed from (but excluding) the Date of Grant, unless the Administrator approves otherwise in advance in writing.

      Notwithstanding the prior paragraph, under no circumstances may an Option be transferred if the exercise of such Option would cause the Operating Partnership to be taxable as an association for federal income tax purposes. Also notwithstanding the prior paragraph, the Optionee, with the approval of the Administrator, and subject to the terms set forth in the Award Agreement and/or the Administrator’s minutes and resolutions, may transfer an NQSO for no consideration to or for the benefit of the Optionee’s Immediate Family, subject to such limits as the Administrator may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option before such transfer. If the original Optionee ceases to be an Employee, Consultant or Eligible Trustee, the NQSO in the hands of the transferee shall be subject to the same treatment as if it were still held by the original Optionee, and the Option shall be exercisable by the transferee only to the extent, and for the periods specified in the Plan and the Award Agreement and/or the Administrator’s minutes and resolutions. The term “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than 50% of the voting interests.

Amendment or Termination of Plan and Awards

      Subject to the restrictions of this section, the Board may amend, suspend, or terminate the Plan at any time, without the consent of the Participants or their beneficiaries. Except as required by law (including to qualify an Option as an ISO or to avoid the application of Section 162(m) of the Code) or by the Operational Changes section or as otherwise permitted under the Plan, the Administrator may not, without the Participant’s or beneficiary’s consent, modify the terms and conditions of an Award so as to adversely affect the Participant. No amendment, suspension, or termination of the Plan will, without the Participant’s or beneficiary’s consent, terminate or adversely affect any right or obligations under any outstanding Awards. If the Plan is terminated, it will continue to govern unexercised and unexpired Awards that were granted under it.

Privileges of Ownership

      No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title, or interest in or to any Shares allocated or reserved under the Plan or subject to any Award except as to such Shares, if any, that have been issued to such Participant. For Options, Share Grants and SARs, the Administrator may provide, in the Award Agreement or otherwise, that the Participant or beneficiary will receive, as applicable, dividends, dividend equivalents and/or voting rights with respect to such Options, Share Grants and SARs.

Effect on Other Plans

      Whether exercising an Option or SAR, receiving a Share Grant, or becoming free from restrictions under any form of Award causes the Participant to accrue or receive additional benefits under any pension or other plan is governed solely by the terms of such other plan.

Nature of Phantom Shares and SARs

      A Phantom Share is a right to receive an amount equal to, or based on, the Fair Market Value of one or more Shares on the date of exercise of the Phantom Share, in cash or Shares having the same Fair Market Value. An SAR is a right to receive an amount equal to, or based on, the excess of the Fair Market Value of one or more Shares on the date of exercise of the SAR over the initial value of the Shares on the date of grant of the SAR, in cash or Shares having the same Fair Market Value.

      Phantom Shares and SARs are solely a device for measuring and determining the amount to be paid to Participants. Phantom Shares and SARs do not constitute and should not be treated as property or as a trust fund of any kind. Notwithstanding anything to the contrary herein, all amounts at any time attributable to Phantom Shares or SARs are the sole property of the Company, and all Participants’ rights hereunder are limited to the rights to receive Shares or, if the Administrator so determines, cash as provided in the Plan. The Company will pay all amounts with respect to Phantom Shares and SARs from its general assets. (The Company may establish a rabbi trust to hold the interests.) No person will have any right or interest or claim to the payment of a benefit under the Plan from any person other than the Company, and no person will have any right or interest to the payment of a benefit under the Plan that is superior in any manner to the right of any other general and unsecured creditor of the Company. No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title, or interest in or to any Shares then measured by any Phantom Shares or SARs. The Participant will have no rights of a shareholder with respect to the number of Shares underlying Phantom Shares or SARs except to the extent that the Company has issued documents indicating purchase, or otherwise confirmed ownership, of such Shares. To further the objectives of the Plan with respect to the granting of Phantom Shares, the Company has adopted the Capital Automotive Group Phantom Share Purchase Program effective May 7, 1999 (the “PSPP”), as may subsequently be amended. If there is any conflict between the terms of the PSPP and the Plan, the terms of the Plan shall apply.

Limitations on Liability

      Notwithstanding any other provisions of the Plan, no individual acting as a trustee, employee, or agent of the Company or the Operating Partnership shall be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor shall such individual be personally liable because of any contract or other instrument he executes in such other capacity. The Company or the Operating Partnership will indemnify and hold harmless each trustee, employee, or agent of the Company or the Operating Partnership to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

No Employment Contract

      Nothing contained in the Plan constitutes an employment contract between the Company or the Operating Partnership and any individual. The Plan does not give the Participant any right to be retained in the Company’s or Operating Partnership’s employ, nor does it enlarge or diminish the Company’s or Operating Partnership’s right to terminate the Participant’s employment.

Applicable Law

      The laws of the State of Maryland (other than its choice of law provisions) govern the Plan and its interpretation.

Duration of Plan

      Unless the Board extends the Plan’s term, the Plan will terminate on February 19, 2008 and the Administrator may not grant Awards after such date. After the Plan has terminated, it will continue to govern unexercised and unexpired Awards.

Approval of Shareholders

      The Company’s shareholders have approved the granting of ISOs provided in the Plan. No amendment that increases the aggregate number of Shares that the Plan may issue under ISOs or changes the Employees or class of Employees who may receive ISOs may become effective unless it is approved within one (1) year, in accordance with applicable law, by the Company’s shareholders.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

CAPITAL AUTOMOTIVE REIT

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF TRUSTEES AND MAY BE REVOKED PRIOR TO ITS EXERCISE

     The undersigned shareholder(s) of Capital Automotive REIT (the “Company”) hereby appoints Messrs. Thomas D. Eckert and David S. Kay, and each of them singly, as proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 14, 2002, and at any and all adjournments thereof, to vote all common shares of said Company held of record by the undersigned on March 12, 2002, as if the undersigned were present and voting the shares.

(TO BE SIGNED ON REVERSE SIDE)

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Shareholders
CAPITAL AUTOMOTIVE REIT

May 14, 2002

Please Detach and Mail in the Envelope Provided

Please mark your
A [ x ]	votes as in this
example.

		FOR	WITHHOLD	Nominees:	John E. Anderson
		all nominees	AUTHORITY		Thomas D. Eckert
		listed at right	to vote for all		Craig L. Fuller
		except as indicated	nominees		David Gladstone
		to the contrary)	listed at right		William E. Hoglund
R. Michael McCullough
					Lee P. Munder			FOR	AGAINST	ABSTAIN
1.	Election				John J. Pohanka	2.	Approval of amendments
	of	{ }	{ }		Robert M. Rosenthal		to the Capital	{ }	{ }	{ }
	Trustees				Vincent A. Sheehy		Automotive Group
Amended 1998 Equity
Incentive Plan
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided below.)

						3.	Ratification of the
							appointment of the	{ }	{ }	{ }
accounting firm of
Arthur Andersen LLP to serve as independent accountants for Capital Automotive REIT for the fiscal year ending December 31, 2002

						4.	The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting to the extent permitted by law.

THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR EACH NOMINEE NAMED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING TO THE EXTENT PERMITTED BY LAW.

							I PLAN TO ATTEND THE MEETING		{ }

SIGNATURE __________________________	_______________________________________	Dated: _________, 2002
SIGNATURE IF HELD JOINTLY

NOTE: Please date this Proxy and sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign. All joint owners should sign.